UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): October 20, 2005

000-14136

(Commission file number)

ARIES VENTURES INC.

(Exact name of registrant as specified in its charter)

Nevada	84-0987840
(State of incorporation)	(IRS Employer Identification No.)

11622 El Camino Real San Diego, California 92130	(858) 794-3420
(Address of principal executive offices)	(Registrant’s telephone number)

11111 Santa Monica Boulevard, Suite 1250,
Los Angeles, California 90025

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On October 20, 2005, Aries Ventures Inc., a Nevada corporation (“Aries”), completed a merger (the “Merger”) with Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”). The Merger was effected pursuant to the terms of an Agreement of Merger and Plan of Reorganization, effective as of October 20, 2005 (“Merger Agreement”), by and among Aries, Cardium and Aries Acquisition Corporation, a newly formed Delaware corporation and wholly-owned subsidiary of Aries (“Subsidiary”). Pursuant to the terms of the Merger Agreement, the Subsidiary was merged with and into Cardium, with Cardium as the surviving entity. Cardium will continue its business under the name Cardium Therapeutics, Inc. as a subsidiary of Aries and will retain its Certificate of Incorporation and Bylaws. The officers and directors of Cardium prior to the Merger will remain the officers and directors of Cardium after the Merger. Following the Merger, the separate existence of Subsidiary ceased. Unless the context otherwise requires, “Company,” “we,” “our,” or “us” shall refer to Cardium and Aries on a combined basis.

Pursuant to the terms of the Merger Agreement, (i) each share of common stock, no par value, of Subsidiary outstanding immediately prior to the effective time of the Merger was, by virtue of the Merger, converted into the right to receive 785,000 shares of common stock, par value $0.0001 per share, of Cardium, so that at the effective time of the Merger, Aries became the holder of all of the issued and outstanding shares of Cardium; and (ii) the shares of common stock, par value $0.0001 per share, of Cardium were, by virtue of the Merger, converted into the right to receive one share of common stock of Aries for each share of common stock of Cardium. In addition, a three year warrant to purchase 400,000 shares of Aries common stock at an exercise price of $1.75 per share was issued to an Aries stockholder who held of record or beneficially more than 45% of the outstanding common stock of Aries prior to the Merger as consideration for such stockholder’s general release of Aries and agreement not to sell any of such stockholder’s shares of Aries common stock for a period of approximately five months from the effective time of the Merger, subject to certain exceptions based on the market value of such common stock. The shares of Aries common stock and warrant to purchase such shares issued in connection with the Merger are restricted securities.

As part of the Merger and as further described below under Item 5.02, Divo Milan and Selwyn Kossuth each resigned from their positions as a director of Aries, and Robert Weingarten resigned from his positions as the President, Chief Financial Officer and Secretary of Aries, each effective as of the effective time of the Merger. Mr. Weingarten will remain as a director of Aries until such time as additional members of the Board of Directors may be appointed in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and rules promulgated thereunder. Christopher Reinhard, the Chairman of the Board, Chief Executive Officer, President and Treasurer of Cardium was appointed to the same positions with Aries, and Tyler Dylan, Chief Business Officer, General Counsel, Executive Vice President and Secretary of Cardium, was also appointed to such positions with Aries, each effective as of the effective time of the Merger.

In addition, as part of the Merger, Aries agreed to (i) terminate all of its equity incentive plans, adopt Cardium’s 2005 Equity Incentive Plan, and reserve 5,665,856 shares of Aries common stock for issuance under such plan; (ii) cause each of the Private Offering and the Schering Transaction (each as hereinafter defined) to be consummated immediately following the effective time of the Merger; and (iii) file a resale registration statement with the United States Securities and Exchange Commission (“SEC”) no later than 90 days after the close of the Private Offering covering all shares of common stock issued in the Private Offering and in connection with the Merger, including shares into which any warrants are exercisable.

As conditions precedent to the Merger, Aries agreed to divest itself of all non-cash assets and investments, and at the effective time of the Merger to have a minimum of $1.5 million in cash or cash equivalents and no outstanding contractual commitments, and to not have outstanding payables or liabilities exceeding $10,000 in the aggregate.  To achieve this objective, Aries formed Vestige Holdings, LLC, a Nevada limited liability company (“Vestige”), and prior to the effective time of the Merger transferred to Vestige $5,000 in cash and all of Aries’ non-cash assets.  Before the Merger, Aries transferred all of its right, title and interest in and to Vestige to Mark Zucker, Selwyn Kossuth, Divo Milan and Robert Weingarten (collectively, the “Optionees”), in consideration for the surrender and cancellation by the Optionees of all of their in-the-money options to acquire shares of Aries common stock under Aries’ Employee Stock Option Plan and/or Management Incentive Stock Option Plan, as such plans existed prior to the Merger.  The membership interests in Vestige were transferred by Aries to the Optionees in the ratio that the number of options held by each Optionee bore to the total number of options surrendered and cancelled.

Aries plans to promptly seek approval from its stockholders to reincorporate in Delaware and to change its name to Cardium Therapeutics, Inc.  Cardium and Aries are headquartered in San Diego and will continue to trade under the Aries Ventures name and ticker symbol until the completion of the corporate name change to Cardium Therapeutics, Inc.  Following completion of such changes, we will apply for our common stock to be listed on the Nasdaq Stock

Market or the American Stock Exchange.

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

As a result of the Merger described under Item 1.01 above, on October 20, 2005, Cardium became a wholly-owned subsidiary of Aries. Upon the close of the Merger and the Private Offering (as further described below under Item 3.02), Cardium acquired a portfolio of cardiovascular growth factor therapeutic assets from Schering AG (Germany) (“Schering”) and/or its affiliates for a purchase price of approximately $4,000,000 (“Schering Transaction”).

Further information about Cardium, the Company, and certain related matters is included in this Item 2.01 below.

Company Overview

Cardium was incorporated in Delaware in December 2003 and is an interventional cardiology company focused on the late-stage clinical development and commercialization of DNA-based, myocardial-derived, growth factor therapeutics as treatments for coronary artery disease and heart attack. Christopher J. Reinhard, Cardium’s Co-Founder, Chairman, President and Chief Executive Officer, was also co-founder and a director and executive officer of Collateral Therapeutics, Inc. (“Collateral Therapeutics”), a former Nasdaq listed public company that was acquired by Schering in 2002 and became a wholly-owned subsidiary of Schering. Before its acquisition by Schering, Collateral Therapeutics and Schering co-developed certain gene therapy products, including GenerxTM, a late-stage product designed to treat myocardial ischemia and associated angina. Mr. Reinhard and other members of Cardium’s management team played a major role in the advancement of Generx from pre-clinical research to advanced late-stage clinical development, which led to the acquisition by Schering. In June 2004, Schering announced that it was terminating its cardiovascular research and development activities and refocusing its core business. With the proceeds from the Private Offering, Cardium acquired Schering’s portfolio of cardiovascular growth factor therapeutic assets and may seek to broaden and expand its product base and financial resources through other corporate development transactions in an attempt to further enhance stockholder value.

The practical integration of pharmaceutical agents and medical devices, exemplified by the advent of drug-eluting stents, represents an important advancement in effective cardiovascular therapeutic innovation.  Likewise, management believes that merging biologic therapy and medical device applications represents a new therapeutic product class, targeting the highly innovative and rapidly growing interventional cardiology market.  Rather than simply directing drug therapy at alleviating clinical symptoms, DNA-based cardiovascular therapy leverages the body’s own physiologic responsiveness to treat the underlying cardiac disease. Cardium seeks to advance the current standard of care for patients with cardiovascular disease through the development of directed therapy to enhance the body’s natural healing process when used in concert with or, as a supplement to, existing vascular-directed pharmacologic therapies, interventional treatments and surgical procedures.

Cardium’s lead product, Generx, is being developed for an increasing population of patients with recurrent angina who remain in need of further treatment following interventional cardiology procedures, coronary artery bypass surgery and/or continuing drug therapy.  Generx is designed as a one-time angiogenic therapy, which can be administered by interventional cardiologists to promote and stimulate the natural growth of collateral circulation that supplies blood flow to the myocardium.  These therapeutic effects are mediated by DNA-coded myocardial-derived FGF-4 (mdFGF-4) growth factor proteins that can promote angiogenesis and collateral circulation to thereby relieve recurrent angina associated with ischemic heart disease.  It is estimated that there are up to approximately 2 million patients in the United States with recurrent angina.

Product Portfolio Acquired from Schering (AG)

Cardium’s initial primary focus will be the commercial development of novel cardiovascular-directed growth factor therapeutics for interventional cardiology applications based on the product portfolio acquired by Cardium from Schering, which products include:  (1) Generx (mdFGF-4), our lead product candidate, which has advanced to Phase 2b/3 clinical studies and has been safely administered to 450 patients in the United States, as well as in Europe, Canada and South America.  Generx is a non-surgical angiogenic therapy designed as a one-time treatment with long-lasting therapeutic benefits for patients with recurrent angina due to coronary disease; and (2) Corgentin, a pre-clinical product candidate. Corgentin is a next-generation therapeutic using myocardial-derived insulin-like Growth Factor-I (mdIGF-I) and is being designed as a one-time cardiomyocyte-directed treatment to promote the repair and restoration of damaged cardiomyocytes and enhance cardiac function following a heart attack (acute myocardial infarction) through the beneficial cardiac effects of prolonged IGF-I protein expression.

In addition, Cardium has secured the rights to Genvascor, a pre-clinical, DNA-based, endothelial nitric oxide synthase (eNOS) therapeutic that is being designed to induce production of nitric oxide directed at mediating the effects of multiple growth factors to enhance neovascularization and increased blood flow for the treatment of patients with critical limb ischemia due to advanced peripheral arterial occlusive disease.  We may elect to develop Genvascor alone or in collaboration with a development partner, or seek to externalize this opportunity.

The following chart summarizes certain attributes of the above described product candidates we acquired in the Schering Transaction:

Product	Growth Factor	Indication	Mechanism of Action
Generx	Fibroblast Growth Factor-4 (FGF-4)	Recurrent angina due to coronary disease	Promote and enhance the growth of collateral circulation in ischemic heart disease
Corgentin	Insulin-like Growth Factor-I (IGF-I)	Acute coronary syndrome following myocardial infarction	Improve recovery of injured myocardium and restore function following heart attack
Genvascor	Endothelial Nitric Oxide Synthase (eNOS)	Critical limb ischemia due to advanced peripheral arterial occlusive disease	Promote multiple vasculoprotective effects and mediate growth factors to enhance neovascularization and increased blood flow to the ischemic limb

Business Strategy

Building upon our core product candidates, which are based on years of research and development by Schering and Collateral Therapeutics, our strategic goal is to develop a portfolio of medical products at various stages of development and secure additional financial resources to commercialize these products in a timely and effective basis. The key elements of our strategy are to:

•                  Initiate the redesigned clinical development of Generx [mdFGF-4] which will include a new Phase 2b/3 Clinical Study (AGENT-5) targeted to patients with recurrent angina and, with positive clinical data, initiate a pivotal Phase 3 Clinical Study (AGENT-6);

•                  Leverage our financial resources and maintain a small corporate infrastructure through the use of contract manufacturers to produce clinical supplies and a contract research organization to manage planned clinical studies;

•                  Advance the pre-clinical development of Corgentin [mdIGF-I] and seek partnering opportunities for the Corgentin and Genvascor [eNOS] product candidates;

•                  Seek to monetize the economic value of Cardium’s product portfolio as soon as practicable by establishing strategic collaborations at appropriate valuation inflection points; and

•                  With adequate financial resources, use Cardium as a platform to acquire other companies, and/or secure additional capital and product opportunities in an attempt to accelerate growth and enhance stockholder value.

We recognize that the practical realities of cardiovascular drug development in the current regulatory environment require sizable financial investment.  In view of this, management plans to pursue clinical development strategies intended to facilitate collaborations and partnerships for joint development of our products at appropriate valuation inflection points during their clinical development cycle.  Members of Cardium’s management team have not only worked effectively together in the past but have successfully achieved such valuation inflections, having developed and managed Collateral Therapeutics, and having advanced the company and its product candidates until its acquisition by Schering.  In the future, Cardium plans to aggressively seek access to other products and medical device opportunities, as well as medical-related technologies, to further strengthen and broaden its portfolio, and will consider the opportunistic acquisition of other companies having financial and development resources that offer the potential to enhance Cardium’s near and long-term stockholder value.

Historical Background

In 1995, Christopher Reinhard, Cardium’s Co-Founder, Chairman, President  and Chief Executive Officer, co-founded Collateral Therapeutics to commercialize medical discoveries and technology licensed from the University of California, San Diego related to the potential therapeutic application of methods of gene therapy to stimulate cardiac angiogenesis. In 1996, Collateral Therapeutics and Schering entered into a research and development collaboration to commercially develop angiogenic gene therapy products based on Collateral Therapeutics’ technology platform, which included a portfolio of therapeutic genes, vectors and proprietary methods of gene therapy to enhance cardiac function.  This research and development collaboration yielded two product candidates based on the human Fibroblast Growth Factor-4 gene (FGF-4) that entered clinical trials.

Collateral Therapeutics completed an initial public offering led by Bear Stearns & Co. in 1998, and a secondary offering in 1999, which raised approximately $50 million to support Collateral Therapeutics’ pre-clinical and clinical development activities.  During the collaboration with Schering, Mr. Reinhard and other members of Collateral Therapeutics’ management team, some of whom are now or are anticipated to become part of Cardium, successfully worked with Schering to promote Collateral Therapeutics’ lead product candidate through several human clinical trials that were principally funded and conducted by Schering.  In 2002, as a result of the success of the Collateral Therapeutics/Schering collaboration and following positive Phase 1/2 and Phase 2a clinical studies for Generx, Collateral Therapeutics was acquired by Schering for approximately $160 million. This acquisition included all of Collateral Therapeutics’ intellectual property and assets, including the rights to the lead product candidate, Generx. After completion of the acquisition by Schering, Mr. Reinhard continued as Chief Executive of Collateral Therapeutics through December 2004.

Following the acquisition, Schering initiated a multi-center Phase 2b/3 clinical program that was designed to evaluate up to 1,000 patients in a U.S. study and a concurrent European study.  However, despite very encouraging early Phase 1 and Phase 2 clinical data, in January 2004, Schering announced that it had completed an interim analysis of the Generx Phase 2b/3 (AGENT-3) U.S. clinical study and that there was insufficient evidence of efficacy to warrant continued enrollment into the study as then designed. Schering also reported, however, that this study revealed no evidence of serious safety concerns. On June 15, 2004, Schering announced that it was terminating its cardiovascular research and development activities (including angiogenic DNA-based therapeutics and small molecule drugs) and refocusing its core business. In November 2004, an internal retrospective subgroup analysis of the data from the AGENT-3 clinical study was completed by Schering and has provided positive efficacy insights and reconfirmed the positive safety data.  As a result of this retrospective analysis, Cardium was formed to acquire Schering’s portfolio of clinical and pre-clinical stage cardiovascular growth factor therapeutic assets, including exclusive rights to Generx.

Generx Clinical Studies

Generx has already been evaluated in studies of 663 patients (including 450 Generx-treated patients and 213 controls) in four multi-center, double-blind, placebo-controlled clinical studies. These studies have been conducted at over 70 U.S., Canadian, European and South American medical centers including the Arizona Heart Institute, the William Beaumont Hospital, the Methodist Hospital at Baylor University, the Minnesota Heart Clinic, John Hopkins University, the Mount Sinai Medical Center and the University of Vermont. We believe Generx has been one of the most widely studied and clinically most advanced DNA-based cardiovascular angiogenic growth factor therapeutic in the world.

Results from two multi-center, randomized, double-blind, placebo-controlled studies (Phase 1/2 and Phase 2), conducted by Schering in collaboration with Collateral Therapeutics, have provided important safety and preliminary efficacy information.  Based on intracoronary administration to 450 patients, Generx appears to be safe and well tolerated with no significant adverse side effects.  Results from the Phase 1/2 study (AGENT-1) demonstrated that, in patients whose baseline ETT were equal to, or less than 10 minutes, Generx showed a significant improvement in ETT time compared to patients that received the placebo control.  A Phase 2 study (AGENT-2), designed to assess enhancement of myocardial perfusion (blood flow to the heart) following intracoronary delivery of Generx in patients with documented reversible ischemia measured by stress adenosine single-photon emission computed tomography (SPECT) imaging, demonstrated that Generx provided improvement in myocardial perfusion in patients with moderate to severe angina.

Positive data from AGENT-1 and AGENT-2 supported the advancement of the Generx development program into two large-scale Phase 2b/3 trials worldwide (AGENT-3 and AGENT-4), which were designed to enroll up to 1,000 patients at more than 100 medical centers in the U.S., Canada, South America and Europe.  Based on an interim analysis of 307 patients in the U.S.-based AGENT-3 study, the clinical data further confirmed the product’s positive safety profile and suggested improvements to study design in view of the level of placebo response observed among generally healthier patients.  However, enrollment in the studies was stopped because, as designed, the studies were not considered sufficient to provide statistical evidence of efficacy.  An independent Data Safety Monitoring Board monitored the studies and reported that there was no evidence of safety concerns.  A detailed subgroup analysis of the AGENT-3 data confirmed that there were statistically significant improvements in the primary end-point (ETT) in the key patient populations.  This subgroup analysis is believed to provide support for further clinical trial evaluation to demonstrate the safety and effectiveness of Generx in patients with myocardial ischemia and associated symptomatic recurrent angina.

Summary of Generx Clinical Development

Date	Trial	Study Objective	No. of Patients	Clinical Results
1999	AGENT 1	First in Man U.S. Phase 1/2 Clinical Studies	79	Positive Safety & Preliminary Efficacy
2001	AGENT 2	Phase 2a Clinical Study Multi-Center, Randomized, Placebo-Controlled, U.S. Mechanism of Action Study Evaluation of Cardiac Perfusion	52	Positive Safety & Preliminary Efficacy, Positive Information About Mechanism of Action (Cardiac Perfusion)
2004	AGENT 3	Multi-Center, Randomized, Placebo-Controlled, U.S. Phase 2b/3 Clinical Study Evaluate Safety & Efficacy	416	Positive Safety, Efficacy Not Statistically Sufficient Based on Protocol Design
2004	AGENT 3 (Retrospective Subgroup Analysis)	Multi-Center, Randomized, Placebo-Controlled, U.S. Phase 2b/3 Clinical Study Evaluate Safety & Efficacy	416	Positive Safety and Statistically Significant Efficacy in Subgroup Patients (>55 years of age) with Severe Angina or Limited Exercise Capacity
2004	AGENT 4	Multi-Center, Randomized, Placebo-Controlled, Europe, Canada, South America Phase 2b/3 Clinical Study Evaluate Safety & Efficacy	116	Positive Safety, Efficacy Not Statistically Sufficient
2006	Planned AGENT 5	Multi-Center, Randomized, Placebo-Controlled, U.S. Phase 2b/3 Clinical Study	≈ 100	Further Evaluate Safety, Explore Efficacy Using Modified Patient Population and Re-confirm Angiogenic Mechanism of Action (Cardiac Perfusion) Using Advanced Diagnostic Imaging

This retrospective analysis demonstrated that in the sub-group of patients over 55 years of age who had more severe angina symptoms, classified as CCS Class III or Class IV or more severe angina exercise limitation (i.e. < 300 sec baseline ETT), statistically significant improvements were observed in ETT parameters at multiple study time points.  In the subset of patients over 55 years of age with a baseline exercise duration < 300 seconds (n=91), mdFGF-4 administration produced a statistically significant increase in total exercise time versus placebo at 4 weeks after treatment (10e9 v.p.: p=0.029) and 12 weeks after treatment (10e10 v.p.: p=0.036), which persisted at the 6 months follow-up (10e9 v.p.: p=0.034, 10e10 vp: p=0.017).  At 12 weeks the increase in total exercise time approached significance in the low dose group (10e9: p=0.060).  Statistically significant improvements versus placebo were also observed in the time to onset of angina at 12 weeks (10e9 v.p.: p=0.023, 10e10 v.p.: p=0.032) and 6 months (10e9 v.p.: p=0.001, 10e10 v.p.: p=0.006) after treatment.

Comparative Anti-Anginal Therapeutic Approaches

During the past two decades several drugs have been approved by the United States Food and Drug Administration (“FDA”) for the management of chronic stable angina pectoris, including beta-blockers, nitrates and calcium channel blockers.  These drugs were approved based upon improvement in total exercise treadmill tests (“ETT”) time and, in general, have demonstrated placebo-corrected increases of approximately 20 to 50 seconds.  However, no new class of medications to treat angina has been approved for over 15 years.  Currently, fatty acid oxidation inhibitors such as Ranolazine are being developed as a potential new alternative to or addition to existing therapies.  The clinical trial experience in AGENT-3 suggests that in patients with more severe angina, Generx, after a one-time administration, can produce sustained increases in total ETT time that are clinically meaningful when considered in the context of these available therapies.  Most importantly, the effects of Generx have been demonstrated in patients who are already receiving one or more chronic anti-anginal medications.

Looking comparatively, the Ranolazine clinical trial data suggest that the magnitude of its effect is similar to the currently available drugs.  In the CARISA trial, Ranolazine achieved a 24 second improvement in total ETT time over placebo at trough drug levels (as defined in the trial protocol).  In addition to drug therapy, mechanical revascularization procedures such as percutaneous coronary intervention (“PCI”) and coronary artery bypass surgery graft (“CABG”) surgery are commonly employed interventional procedures used to manage patients with chronic angina.  While there have been few published controlled clinical trials of PCI or CABG surgery that have collected ETT data, two studies that have directly compared PCI and CABG surgery using ETT have shown sustained improvements in total ETT time of approximately 90 to 114 seconds for PCI and 132 to 174 seconds for CABG surgery.

Anti-Anginal Therapeutic Approaches

Comparative Clinical Data Based on

Total Exercise Treadmill Time: Change from Baseline

Study	Treatment Group	# Patients	Mean ETT Change in Seconds	p-Value
DNA-Based Angiogenic Therapy Generx [mdFGF-4] AGENT-3/4 Age > 55, Baseline ETT < 300 Seconds @ Six Months	Placebo	27	28.1 (11.5)%	—

	Generx 10e9 v.p. dosage	27	92.0 (38.3)%	0.03

	Generx 10e10 v.p. dosage	37	75.3 (31.2)%	0.02
Small Molecule Drug Ranolazine *CARISA Study(1) CV Therapeutics	Placebo	258	91.7 (21.9)%	—
	Ranolazine 750 mg	272	115.4 (27.7)%	0.03

	Ranolazine 1000 mg	261	115.8 (27.9)%	0.03
Mechanical Revascularizations American Heart Journal(2)	Coronary Artery Bypass Surgery	46	132 (29.7)%	—
	PCI - Angioplasty	40	114 (23.5)%	—
Mechanical Revascularizations ACIP Study(3)	Coronary Artery Bypass Surgery	78	174 (34.9)%	—
	PCI - Angioplasty	92	90 (19.4)%	—

*CARISA data are least square means and other study data are arithmetic means.

(1).                               Chaitman BR, Pepine CJ, Parker JO, Skopal J, Chumakova G, et al. Effects of ranolazine with atenolol, amlodipine, or diltiazem on exercise tolerance and angina frequency in patients with severe chronic angina: a randomized controlled trial. JAMA 2004;291(3):309-316.

(2).                               Mulcahy D, Keegan J, Phadke K, Wright C, Sparrow J, Purcell H, Fox K. Effects of coronary artery bypass surgery and angioplasty on the total ischemic burden: a study of exercise testing and ambulatory ST segment monitoring.  Am Heart J 1992;123(3):597-603.

(3).                               Bourassa MG, Knatterud GL, Pepine CJ, Sopko G, Rogers WJ, et al.  Asymptomatic Cardiac Ischemia Pilot (ACIP) Study. Improvement of cardiac ischemia at 1 year after PTCA and CABG. Circ 1995;92(9 Suppl):II1-7.

In the larger subset of patients over 55 years of age who were classified as CCS Class III or Class IV (n=169), statistically significant improvements were also observed in ETT parameters of patients receiving mdFGF-4 when compared to placebo.  Total exercise time was significantly greater at Week 12 (10e10 vp: p=0.020) and approached significance at 6 months (10e9 vp: p=0.071, 10e10 vp: p=0.084).  Statistically significant improvements versus placebo were also observed in the time to onset of angina at 12 weeks (10e9 vp: p=0.029, 10e10 vp: p=0.056) and 6 months (10e9 vp: p=0.001, 10e10 vp: p=0.037) after treatment.

These data confirmed our earlier studies and suggested that the treatment could benefit patients with more serious angina that occurs as a result of advanced coronary artery disease.  This may generally target patients who have had previous interventions such as angioplasty or bypass surgery, but have recurrent angina despite drug therapy.  Furthermore, based on this substantial human clinical experience with Generx, coupled with unique insights regarding a particularly “responsive” patient population for what is considered to be the key efficacy end-point, we believe that Generx has the potential to obtain approvable clinical data in a pivotal trial in the foreseeable future and ahead of potential competition.

Based on this analysis, we now plan to redesign Schering’s Phase 2b/3 clinical study protocol and initiate AGENT-5, a new 100-patient clinical study that will continue to evaluate Generx’s safety, assess the appropriateness of our modified clinical protocol design and reconfirm the FGF-4 angiogenic mechanism of action (utilizing advanced diagnostic cardiac imaging techniques).  With positive data we hope to obtain from AGENT-5, we plan to further build on Schering’s six-year clinical development activities and advance forward with AGENT-6, a new, redesigned, Phase 3 pivotal study that would be structured and powered to serve as the basis for a regulatory submission seeking marketing approval from the FDA.

Coronary Artery Disease and Chronic Angina

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain referred to as angina pectoris or simply angina.  As a result, the condition can significantly compromise patients’ lifestyles.  Patients often must limit their activities to avoid an attack.  Angina attacks occur when the heart does not receive sufficient oxygen to function effectively due to coronary artery disease, which is characterized by a buildup of fatty, cholesterol-containing plaques in coronary arteries.  The accumulation of plaques in coronary arteries reduces the flow of oxygen-rich blood to the heart muscle tissue (myocardium).  When the blood supply to the heart is inadequate and cannot provide enough oxygen to meet the heart muscle’s demand (myocardial ischemia), an angina attack may occur.  Risk factors for the development of coronary artery disease, ischemia and chronic angina include high cholesterol, smoking, high blood pressure, and diabetes, which risks are also influenced by age, gender and family history.

Triggers for an angina attack may include physical activity, stressful or emotional situations, eating, smoking and exposure to cold temperatures.  When anginal attacks occur, patients experience a wide range of physical symptoms, which can vary from person to person and from attack to attack.  Some patients experience mild symptoms such as feeling faint and/or nauseous or breaking out in a cold sweat.  Some patients experience severe pain or chest pressure.  Still other patients describe attacks as a vise-like crushing or squeezing sensation behind the breastbone or sternum, which also may radiate to the left arm, jaw, teeth, shoulders or back.  Nearly 50% of patients may have “silent ischemia” and experience no symptomology.

Chronic angina is a growing health problem in the United States and other industrialized nations, affecting millions of people, generally over the age of 55.  Annually, it costs the United States tens of billions of dollars in healthcare services and lost work. According to the American Heart Association’s Heart Disease and Stroke Statistics-2005 Update, 6.8 million people in the United States live with chronic angina, with an additional 400,000 people newly diagnosed each year.  The U.S. Census Bureau projects that the over 55 population, the group most at risk for angina, will increase by approximately 70 percent over the next 30 years.

Current Approaches to Angina Treatment

Currently available drugs to treat chronic angina include beta-blockers, calcium channel blockers and long-acting nitrates. These drugs increase cardiovascular blood flow by vasodilatation and decrease the heart’s demand for oxygen by reducing the metabolic load for the work it performs. This reduced cardiac workload is achieved by lowering heart rate, blood pressure and/or the strength of the heart’s contraction. Hemodynamic and other side effects can limit or prevent the use of currently available drugs in patients whose blood pressure or cardiac function is already decreased. These limiting effects can be particularly pronounced when anti-anginal drugs are used in combination.

In addition, co-morbidities such as reactive airway disease, congestive heart failure (CHF) and diabetes also complicate treatment with existing anti-anginal drugs because these conditions may cause patients to be more vulnerable to known side effects of currently approved therapies. Adverse effects of drug therapy include lower extremity edema associated with calcium channel blockers, impotence and depression associated with beta-blockers, and headaches associated with nitrates. Consequently, for some patients and physicians, presently available medical treatment may not relieve angina without unacceptable side effects.  Importantly, for many chronic angina patients currently available therapies may provide variable or incomplete relief.  Despite the wide-spread use of currently available therapies, up to three-fourths of symptomatic patients have recurrent or persistent anginal symptoms. Many patients, even those on multiple drugs, continue to experience angina attacks.

Cardiovascular drug therapies are generally designed to treat symptoms and are not a cure.  As an alternative to drug therapy, generally for patients with more progressive coronary artery disease, mechanical revascularization techniques such as coronary artery bypass graft (CABG) surgery or less invasive percutaneous coronary intervention (PCI) procedures, such as catheter-based balloon angioplasty and metallic or drug-eluting stent placement, are used.  CABG surgery is very invasive, but is known to be highly effective and long lasting.  Recent advances using drug-eluting stent placement following balloon angioplasty have also proved very effective when associated with low levels of restenosis.  However, certain “refractory” patients are unable to have mechanical revascularization because of their anatomy or weakened medical condition (up to 400,000 patients in the United States).  There are also a significant number of patients who have recurrent chronic angina even following a surgery and other cardiac interventions.  The Company believes that this total number may represent up to approximately 2 million patients in the United States.

Generx Clinical Development Strategy

Since 1995, members of Cardium’s management, during their employment with Collateral Therapeutics and Schering, have had considerable experience in accomplishing regulatory clearance in pre-clinical research, pre-clinical toxicology, manufacturing, distribution and global clinical development of Generx that should allow Cardium to begin its clinical development program in a more favorable position than most of its competitors.  As part of the Schering Transaction, Cardium received from Schering: (i) an active IND in the United States, Canada and several European and South American countries; (ii) manufacturing and analytical processes already approved by the FDA and the European Regulatory Agency; and (iii) import permits (for Generx) to numerous countries in Europe, Canada and South America.

Cardium plans to initiate AGENT-5, a multi-center, randomized, double-blind, placebo-controlled study to prospectively evaluate the efficacy and safety of mdFGF-4 in the patient population identified as responders in the retrospective analysis of AGENT-3.  This trial will be scheduled to begin enrollment in the first quarter of 2006, assuming the successful manufacture and availability of clinical supplies.  Fifteen clinical sites are expected to participate in this 100 patient study.  An enrollment period of 12 months is planned based on an enrollment rate of 0.6 patients/site/month.  This projected enrollment rate is within the range seen for previous cardiovascular angiogenesis trials. Patient follow-up for the primary study endpoints should be completed within three months after the completion of enrollment.  Approximately an additional three months will be required for data collection, analysis and reporting.

This trial will utilize cardiac magnetic resonance imaging (MRI) to assess myocardial perfusion and blood flow in addition to the standard exercise treadmill testing procedures that have been used in the previous AGENT studies.  Cardiac MRI offers advantages over other cardiovascular imaging techniques by providing superior spatial and temporal resolution, attributes particularly well-suited for the assessment of a therapy that promotes myocardial angiogenesis.  Specifically, cardiac MRI will provide a more detailed assessment of perfusion at the myocardial level and allow the quantitative determination of myocardial perfusion reserve.  Based on the AGENT-2 results and pilot MRI data obtained in AGENT-3, we believe that a sample of approximately 100 patients enrolled at up to ten sites in the United States should be sufficient to demonstrate a statistically significant difference between Generx-treated patients and placebo in the primary endpoint.

Formal sample size and power calculations should be completed early in the design and planning of this study. We will undertake this trial with the assistance of a third party contract research organization (CRO) that has appropriate experience in the management and oversight of cardiovascular clinical trials.  Additionally, we plan to work with third party clinical experts who will provide cardiac MRI central laboratory services.  These services will include the development of a standardized MRI acquisition protocol and the analysis and interpretation of MRI data collected at each clinical study site.  It is anticipated that the AGENT-5 trial will require approximately 12 months for enrollment, with final MRI data available approximately six months after the completion of enrollment.

After completion of the AGENT-5 study, we plan to hold an end-of-phase 2 meeting with the FDA during the second half of 2007.  The primary objective of this meeting will be to obtain agreement with the FDA on phase 3 pivotal trial design and the size of the safety database that will be required for a Biologics License Application (BLA) submission.

Assuming a successful validation of the planned Generx patient population in AGENT-5, we plan to proceed with the implementation of a pivotal phase 3 study. We are presently planning a single phase 3 study, AGENT-6 that will evaluate the safety and efficacy of Ad5FGF-4 in up to 1,000 patients using ETT as the primary endpoint.  The AGENT-6 study will require the participation of up to 150 clinical trial centers to complete enrollment within an 18 month period assuming an enrollment rate of approximately 0.6 patients/site/month.  Primary efficacy data could be available nine months after the completion of enrollment; however, final safety data would be expected during the second half of 2010, 15 months after the completion of patient enrollment.  We will again undertake this trial with the assistance of a third party CRO that has appropriate experience in the management and oversight of large multi-national cardiovascular clinical trials.  BLA preparation will require approximately six months and is planned to commence while ongoing AGENT-6 follow-up safety data is being collected.  This parallel track timeline projects filing a BLA application for Generx with the FDA at the end of 2010.

Manufacturing Strategy

To leverage our experience and available financial resources, we do not plan to develop Company-owned and operated manufacturing facilities. We plan to outsource all product manufacturing to a contract manufacturer of clinical drug products that operates at a state-of-the-art, fully licensed manufacturing facility in compliance with current good manufacturing practices or “GMPs.”  We have obtained preliminary commitments for delivery of final drug product within six months of initiation of manufacturing. We intend to refine the manufacturing process and final product formulation to achieve significant improvements in higher temperature, long-term storage capabilities.

Our management team has extensive experience with production of Adenovirus vector (“Adenovector”), DNA-based therapies resulting in a significant advantage in understanding the unique requirements of this business.  Schering, using their experience in the production of clinical grade, DNA-based drug products, has developed a robust adenovector manufacturing process employing the use of fully characterized master viral banks and master cell banks.  Technical transfer of process materials and methodologies from Schering to Cardium is expected to take place, combining the expertise of both companies.

The FDA has established guidelines and standards for the development and commercialization of molecular and gene-based drug products i.e.: Guidance for Industry – CMC for Human Gene Therapy INDs November 2004, Sterile Drug Products Produced by Aseptic Processing September 2004, Human Somatic Cell Therapy and Gene Therapy March 1998, PTC in the Characterization of Cell Lines Used to Produce Biologicals July 1993.  These industry guidelines, among others, provide essential oversight with regard to process methodologies, product formulations and quality control standards to ensure the safety, efficacy and quality of these drug products.

Corgentin Pre-Clinical Development

Corgentin, a pre-clinical product candidate, is a next-generation DNA-based therapeutic using myocardial derived insulin-like growth factor-I (mdIGF-I) that is being designed as a one-time cardiomyocyte-derived treatment to promote the repair and restoration of damaged cardiomyocytes and enhance cardiac function following a heart attack (acute myocardial infarction) through the beneficial cardiac effects of prolonged IGF-I protein expression. We believe that myocardial derived IGF-I offers the potential to improve post-infarct cardiac healing through DNA-based, targeted myocardial cell delivery and the resulting sustained cardiac-restorative bioactivity. Corgentin will be delivered using the Company’s proprietary technology covering methods of intracoronary cardiac administration.  The biological properties of IGF-I, including inhibition of apoptosis, adaptive cardiomyocyte hypertrophy, recruitment of cardiac progenitor cells, as well as the induction of angiogenesis and enhancement of cardiac function, provide the rationale for the development of a therapy directed at myocardial repair and restoration.  This biology predicts Corgentin’s potential to improve functional recovery and prevent ventricular dysfunction and the associated progression to congestive heart failure following myocardial infarction and reperfusion.

The safety of systemic IGF-I protein therapy has been confirmed in multiple human clinical studies for a number of medical indications.  While there is abundant published scientific literature validating the multiple beneficial cardiac effects of IGF-I, systemic IGF-I protein delivery generally lacks the ability to target cardiomyocytes for effective therapy. We believe that by targeting the heart with intracoronary, DNA-coded, myocardial-directed delivery, using the proprietary methods pioneered for the Generx development program by Collateral Therapeutics and Schering, mdIGF-I has the potential to induce a positive biologic response.  The targeted cardiomyocytes are expected to produce sustained therapeutic protein levels in the myocardium where it is needed. We estimate that over 1,000 patients have been treated with various dose levels of IGF-I protein, and 450 patients have received Generx via intracoronary administration of DNA-based myocardial delivery of the FGF-4 angiogenic growth factor. We believe the safety and preliminary efficacy from these studies provide further support for the clinical potential of Corgentin.

Collateral Therapeutics’ in vitro pre-clinical development studies have confirmed published data supporting the myocardial benefits of IGF-I in cell-based assays by protecting cardiomyocytes against apoptosis, inducing adaptive cardiomyocyte hypertrophy and inducing proliferation of human coronary artery endothelial cells.  Cardium’s in vivo proof-of-concept pilot study in pigs, based on its coronary occlusion/reperfusion myocardial infarct model, tested intracoronary mdIGF-I administration to promote myocardial repair following a significant heart attack (myocardial infarction).  This double-blind, randomized, placebo-controlled study was designed to simulate the clinical approach in which Corgentin would be administered after emergency reperfusion therapy to a heart attack patient.  Following infarction, echocardiographic analysis documented recovery and restoration of ventricular function and reversal of early left ventricular remodeling in the Corgentin-treated group, compared to placebo.  Post-mortem analysis of the hearts provided convincing histological evidence of the potential for post-infarct myocardial protection with this therapy.  The initial clinical studies for Corgentin  will be designed in an attempt to secure product registration for use in patients with acute ST-elevation myocardial infarction undergoing percutaneous coronary intervention with or without associated fibrinolysis.

Current Approaches to Heart Attack

The American Heart Attack Association reported that 1.2 million patients in the United States have a heart attack each year, and an estimated 7.1 million living Americans have had a heart attack.

The treatment of acute myocardial infarction (heart attack) has undergone important and continuing evolution over the past several decades.  Current practice guidelines recognize the importance of promptly restoring normal blood flow and myocardial perfusion in the cardiac infarct zone.  Normal angiographic flow correlates with both 30-day and long-term survival.  Prospective randomized trials with various thrombolytic agents have shown a clear mortality reduction compared with supportive therapy.  Primary percutaneous coronary intervention (“PCI”) also restores occluded coronary artery patency, and does so sooner than thrombolytic therapy, and further improves myocardial perfusion and recovery.

In principle, any of several reperfusion strategies might be considered for a patient in the early hours of an acute infarction (“Acute Coronary Syndrome”), including pharmacological reperfusion therapy in a community hospital, primary PCI, either in the community hospital or by transport to a tertiary care hospital, or combination therapy, with initiation of reduced-dose pharmacological reperfusion therapy in the community hospital, followed by immediate transport to a tertiary care facility for PCI.  Overall, fibrinolytic therapy is more widely used and clearly improves left ventricular function, limits infarct size and reduces overall mortality, but there is substantial data concluding that improved reperfusion and outcomes can be obtained with earlier and more frequent use of PCI.  Today’s thrombolytic for target acute reperfusion have no metabolic or protective effect to “rescue” the cardiomyocytes injured by ischemia and reperfusion.  Despite the best of care, there is still a major risk for heart attack patients to develop left ventricular remodeling and congestive heart failure as a result of the primary myocardial damage due to ischemic and reperfusion injury after successful thrombolysis and/or percutaneous coronary intervention.

Corgentin Therapeutic Approach for Heart Attack

The Company will seek to advance the current standard of care for patients with Acute Coronary Syndrome through the development of Corgentin to enhance myocardial healing in and around the infarct zone when used as an adjunct to existing vascular-directed pharmacologic and interventional therapies. As currently envisioned, Corgentin will be developed as a treatment to be administered for heart attack patients immediately following percutaneous coronary intervention. The objective of this treatment approach is focused on enhancing myocardial repair and restoration for heart cells that have been injured as a result of the heart attack. Today’s current standard of care is vascular-directed, focusing on restoring blood flow, while Corgentin will seek to broaden treatment to include a cardiomyocyte-directed therapy to repair cells that have been injured as a result of a heart attack.

It should be noted that even with the best of care and successful early intervention, about 30% of heart attack patients will eventually go on to develop congestive heart failure with Decompensated Coronary Syndrome and the potential for eventual left ventricular remodeling.  This explains in large part why heart failure remains an epidemic health problem despite improved treatments for acute cardiac events.  A therapeutic approach such as Corgentin has the significant potential to change the clinical outcome for heart attack patients by slowing or preventing the development of Decompensated Coronary Syndrome and subsequent heart failure.

To further confirm the utility of the Corgentin approach and establish its commercialization potential, the Company plans to develop additional pre-clinical information through sponsored studies.  If confirmatory, the Company may then consider initiating clinical studies, on its own or with a corporate development partner.

Genvascor Pre-Clinical Development

As part of the Schering Transaction, Cardium also secured the rights to Genvascor, a pre-clinical, DNA-based, endothelial nitric oxide synthase (eNOS) therapeutic.  This product candidate is being designed to induce production of  nitric oxide directed at mediating the effects of multiple growth factors to enhance neovascularization and increased blood flow for the treatment of patients with critical limb ischemia due to advanced peripheral arterial occlusive disease.  The Company may seek to develop additional pre-clinical information through sponsored studies and, if confirmatory, anticipates it will seek to further develop Genvascor through corporate collaboration.

Nitric oxide (NO) plays an important role in angiogenesis by mediating some of the effect of vascular endothelial growth factor (VEGF) and other growth factors and by inhibiting local anti-angiogenic mechanisms (e.g., VEGF receptor down-regulation).  In the setting of atherosclerotic arterial disease and the presence of multiple concurrent cardiovascular risk factors, activation of vascular endothelial cells leads to reduced production of endothelial nitric oxide and impaired local angiogenesis.  We believe that a treatment that re-establishes a sufficient level of bioavailable nitric oxide can potentially lead to enhanced neovascularization and increased blood flow to an ischemic limb.  Based on its multiple vasculoprotective mechanisms, as well as the anti-inflammatory activity that nitric oxide exerts while also stimulating angiogenesis and arteriogenesis, treatment with Genvascor could lead to superior clinical efficacy to relieve peripheral limb ischemia over single growth factor treatments that are currently in development.

Critical limb ischemia due to advanced peripheral arterial occlusive disease (PAOD) is characterized by reduced blood flow and oxygen delivery with exercise or even at rest with severe disease, resulting in claudication (muscle pain) and eventual non-healing skin ulcers that can lead to gangrene.  The estimated incidence of critical limb ischemia is 500-1000 per million per year in the United States.  Progressive microcirculatory dysfunction and impairment of angiogenesis/arteriogenesis are crucial pathophysiologic determinants of critical limb ischemia.  As critical limb ischemia progresses, deregulation of the microcirculation occurs, characterized by activation of white blood cells, platelet aggregation, plugging of capillaries, endothelial damage and release of free radicals, all of which promote further ischemia leading to tissue damage and eventual tissue necrosis.  The prognosis of patients with critical limb ischemia is very poor.  The survival rate for patients with significant tissue necrosis without major amputation is less than 50% after one year.  Many patients presenting with ischemic pain and ulcers are not suitable candidates for surgical revascularization or angioplasty due to diffuse, distal occlusive vascular disease.  Current pharmacotherapy has had little impact on limb salvage in patients with advanced critical limb ischemia and, likewise, little symptomatic effect.

Angiogenesis and collateral vessel formation in an extremity are complex processes that require the coordination of multiple factors.  Therefore, the potential efficacy of treatments currently under development using a single growth factor may be limited.  We believe that the delivery of the gene directed at the production of nitric oxide to mediate the effect of multiple growth factors to induce angiogenesis represents a promising new approach for the treatment of critical limb ischemia.  Nitric oxide availability to the tissues can reverse ischemia through multiple mechanisms including stimulating impaired angiogenesis, ameliorating existing microvascular dysfunction, restoring vasomotor (vasodilator) activity of existing vessels and contributing to the remodeling and maturation of existing collateral vessels.  This “biology-based” revascularization of ischemic limb tissues could possibly be efficacious for patients who are not amenable to percutaneous or surgical revascularization.

The proprietary endothelial nitric oxide synthase mutant the Company acquired in the Schering Transaction has an increased specific activity of the nitric oxide synthase enzyme, which induces the production of high local levels of nitric oxide.  This production is not only independent of the level of endogenous growth factors present, but also is not inhibited by common concurrent risk factors such as hypercholesterolemia or increased oxidative stress, which are known to inhibit the activity of endogenous wildtype eNOS.  The properties of this eNOS mutant, Genvascor, may predict a beneficial effect in chronic ischemic conditions.  Significant improvement in revascularization and limb salvage has been shown with intramuscular delivery of Genvascor in eNOS-knock-out mouse models of chronic limb ischemia.  Efficacy of Genvascor has also been demonstrated in mouse chronic limb ischemia models with reported functional deficiencies in eNOS due to diabetes, the most common cause of PAOD.   Treatment with Genvascor therefore has the potential to be efficacious in patients with chronic limb ischemia who also exhibit severe endothelial nitric oxide deficiency, either due to genetic causes or due to metabolic or inflammatory factors.  These properties may provide Genvascor a competitive advantage over single growth factor therapies in development as a novel therapy for symptomatic, severe PAOD.

Government Regulation

New drugs and biologics, including gene therapy products, are subject to regulation under the federal Food, Drug, and Cosmetic Act.  In addition, biologics are also regulated under the Public Health Service Act.  We believe that the pharmaceutical products we are attempting to develop will be regulated either as biological products or as new drugs.  Both statutes and their corresponding regulations govern, among other things, the testing, manufacturing, distribution, safety, efficacy, labeling, storage, record keeping, advertising and other promotional practices involving biologics or new drugs.  FDA approval or other clearances must be obtained before clinical testing, and before manufacturing and marketing, of biologics and drugs.  Obtaining FDA approval has historically been a costly and time-consuming process.  Different regulatory regimes are applicable in other major markets.

In addition, any gene therapy products we develop will require regulatory approvals before human trials and additional regulatory approvals before marketing.  New human gene therapy products are subject to extensive regulation by the FDA and the Center for Biological Evaluation and Research and comparable agencies in other countries.  Currently, each human-study protocol is reviewed by the FDA and, in some instances, the National Institutes of Health, on a case-by-case basis.  The FDA and the National Institutes of Health have published guidance documents with respect to the development and submission of gene therapy protocols.

To commercialize our product candidates, we must sponsor and file an investigational new drug application and be responsible for initiating and overseeing the human studies to demonstrate the safety and efficacy and, for a biologic product, the potency, which are necessary to obtain FDA approval of any such products.  For our newly sponsored investigational new drug applications, we will be required to select qualified investigators (usually physicians within medical institutions) to supervise the administration of the products, and we will be required to ensure that the investigations are conducted and monitored in accordance with FDA regulations and the general investigational plan and protocols contained in the investigational new drug application.

The FDA receives reports on the progress of each phase of testing, and it may require the modification, suspension, or termination of trials if an unwarranted risk is presented to patients.  If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.  The investigational new drug application process can thus result in substantial delay and expense.  Human gene therapy products, the primary area in which we are seeking to develop products, are a new category of therapeutics.  Because this is a relatively new and expanding area of novel therapeutic interventions, there can be no assurance as to the length of the trial period, the number of patients the FDA will require to be enrolled in the trials to establish the safety, efficacy and potency of human gene therapy products, or that the data generated in these studies will be acceptable to the FDA to support marketing approval.

After the completion of trials of a new drug or biologic product, FDA marketing approval must be obtained.  If the product is regulated as a biologic, the Center for Biological Evaluation and Research will require the submission and approval, depending on the type of biologic, of either a biologic license application or a product license application and a license application before commercial marketing of the biologic.  If the product is classified as a new drug, we must file a new drug application with the Center for Drug Evaluation and Research and receive approval before commercial marketing of the drug.  The new drug application or biologic license applications must include results of product development, laboratory, animal and human studies, and manufacturing information.  The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the new drug application or biologic license applications for filing and, even if filed, that any approval will be granted on a timely basis, if at all.  In the past, new drug applications and biologic license applications submitted to the FDA have taken, on average, one to two years to receive approval after submission of all test data.  If questions arise during the FDA review process, approval can take more than two years.

Notwithstanding the submission of relevant data, the FDA may ultimately decide that the new drug application or biologic license application does not satisfy its regulatory criteria for approval and require additional studies.  In addition, the FDA may condition marketing approval on the conduct or specific post-marketing studies to further evaluate safety and effectiveness.  Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to compliance with current GMPs, reporting of adverse effects, advertising, promotion and marketing.  Discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Ethical, social and legal concerns about gene therapy, genetic testing and genetic research could result in additional regulations restricting or prohibiting the processes we or our suppliers may use.  Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology.  More restrictive regulations or claims that our products are unsafe or pose a hazard could prevent us from commercializing any products.

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business.  These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations.  If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines.  We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business.  We cannot predict, however, how changes in these laws may affect our future operations.

Competition

The pharmaceutical and biotechnology industries are intensely competitive. Any product candidate developed by us would compete with existing drugs and therapies and with others under development.  There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in research and development of products for the treatment of cardiovascular and vascular disease.  Many of these organizations have financial, technical, research, clinical, manufacturing and marketing resources that are greater than ours.  If a competing company develops or acquires rights to a more efficient, more effective, or safer competitive therapy for treatment of the same diseases we have targeted, or one that offers significantly lower costs of treatment, our business, financial condition and results of operations could be materially adversely affected.  We believe that the most significant competitive factor in the gene therapy field is the effectiveness and safety of a product due to the relatively early stage of the industry.

We believe that our product development programs will be subject to significant competition from companies using alternative technologies, as well as to increasing competition from companies that develop and apply technologies similar to ours.  Other companies may succeed in developing products earlier than we do, obtaining approvals for these products from the FDA more rapidly than we do or developing products that are safer and more effective than those under development or proposed to be developed by us.  We cannot assure you that research and development by others will not render our technology or product candidates obsolete or non-competitive or result in treatments superior to any therapy developed by us, or that any therapy developed by us will be preferred to any existing or newly developed technologies.

Competitive Overview

Angiogenesis Therapies – Active Development Programs

Company	Product Candidate	Strategic Partner	Delivery for Coronary Artery Disease	Total Safety Cardiac Patient Database(1)
Cardium	Generx mdFGF-4	Open	Standard Angiography Catheter	450	(2)
GenVec	BioBypass AdGVVEGF-121	Cordis (J&J)	NOGA + Myostar Injection Catheter	59
Corautus	pVEGF-2	Boston Scientific	Boston Scientific Stiletto Injection Catheter	85
CardioVascular Biotherapeutics	Cardio VascuGrow rhFGF-1	None	Mini-Thoracotomy + Epicardial Needle Injection	40
Genzyme	Ad2HIF-1/VP16	None	Epicardial Needle Injection During CABG Surgery	15
AnGes MG	AMG0001 pHGF	Daiichi	Boston Scientific Stiletto Injection Catheter	0	(3)

(1)          Estimates based on publicly available information.

(2)          A total of 663 angina patients have been enrolled in four multi-center, randomized, double-blind, placebo-controlled studies of Generx, which included 450 Generx-treated patients and 213 placebo-treated patients.

(3)          First study enrolling patients.

As noted above, we are aware of products currently under development by competitors targeting the same or similar cardiovascular and vascular diseases as our Generx product development.  These include gene therapy treatments using forms of genes and therapeutic proteins.  For example, Corautus Genetics, Inc., pursuant to a development agreement with Boston Scientific, has initiated a clinical study to evaluate a non-viral delivery of vascular endothelial growth factor-2 (VEGF-2) DNA in the form of “naked” plasmid for the direct injection into the heart muscle of patients with severe angina.  They have recently initiated a Phase 2b clinical study with plans to enroll 404 patients with Class III or IV angina that are not suitable for traditional revascularization procedures.  Additionally, GenVec, Inc. recently announced the initiation of a Phase 2b clinical study of BioByPass™ Angiogen, which uses Vascular Endothelial Growth Factor-121 (VEGF-121) as a treatment for patients with severe coronary artery disease.  This study will reportedly evaluate the effects of ETT time, heart function and quality of life in 129 patients.  Angiogen will apparently be administered to patients using direct injection into heart muscle using a guidance system (NOGA).  GenVec previously announced a research collaboration with Cordis Corporation, a Johnson & Johnson company, to utilize the NOGA guidance delivery for its Angiogen product. We will also face competition from entities using other traditional methods, including new drugs and mechanical therapies, to treat cardiovascular and vascular disease.

Marketing and Sales

Our product candidates must undergo testing and development in clinical trials and pre-clinical studies. We do not currently have any capacity to market and sell products that may be commercially developed based on our technology.

Intellectual Property

As part of the Schering Transaction, pursuant to a Technology Transfer Agreement entered into between Cardium and Schering, the Company acquired from Schering a portfolio of methods and compositions directed at the treatment of cardiovascular diseases. The Company also has exclusive licenses to various proprietary methods for introducing DNA to the heart and for improving heart muscle function.  The Company’s resulting portfolio of cardiovascular product candidates and associated intellectual property include methods and genes applicable to the treatment of heart diseases, the promotion of healing, and the treatment of peripheral vascular disease.  Our intellectual property portfolio includes approximately five issued U.S. patents and more than 60 corresponding U.S. patent applications or foreign counterpart patents or patent applications.  There can be no assurance that the Company’s intellectual property assets will be sufficient to protect its commercialization opportunities, nor that the Company’s planned commercialization activities will not infringe the intellectual property rights held by third parties.

Collaborative and Licensing Arrangements

Cardium has entered into certain collaborative and licensing arrangements or has been assigned or become a sublicensee under such arrangements.  The Company will continually evaluate the safety, efficacy and possible commercialization of its therapeutic genes and methods of gene therapy. On the basis of such evaluations, the Company may alter its current research and development programs.  Accordingly, the Company may elect to cancel, from time to time, one or more of the following arrangements with third parties, subject to any applicable accrued liabilities and, in certain cases, termination fees.  Alternatively, the other parties to such arrangements may, in certain circumstances, be entitled to terminate the arrangements.  Further, the amounts payable under certain of the Company’s arrangements may depend on the number of products or indications for which any particular technology licensed under such arrangement is used by the Company.  Thus, any statement of potential fees payable by the Company under each agreement is subject to a high degree of potential variation from the amounts indicated herein.

The Company’s business strategy includes the establishment of research collaborations to support and supplement the Company’s discovery, pre-clinical and clinical research and development phases of the product commercialization cycle, as well as the implementation of long-term strategic partnerships with major pharmaceutical and biotechnology companies and interventional cardiology and medical device companies, to support clinical trials and product commercialization activities, including product manufacturing, marketing and distribution.

Schering Agreement

Cardium entered into an agreement with Schering covering the transfer or license of certain assets and technology relating to (i) methods of gene therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature);  (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters.  Under this agreement, we paid Schering a $4 million up front fee and expect to pay a $10 million milestone payment upon the first commercial sale of each product.  We also may be obligated to pay the following royalties to Schering:  (i) 5% on net sales of an FGF-4 based product such as Generx, or (ii) 4% on net sales of other products developed based on technology transferred to Cardium by Schering. The Company is also obligated to reimburse Schering for patent expenses, including the expenses of any interference or other proceedings,  accrued on or after April 1, 2005 in connection with the transferred technologies.

University of California License Agreements

Angiogenesis Gene Therapy and Gene Therapy for Congestive Heart Failure.  In September 1995, Collateral Therapeutics entered into an agreement with the Regents of the University of California (the “Regents”) pursuant to which the Regents granted to Collateral Therapeutics an exclusive license (with the right to sublicense) in the United States, and in foreign countries where the respective patent rights exist, to certain technology relating to angiogenic gene therapy, based on scientific discovery research conducted at a laboratory at the University of California.  In June 1997, Collateral Therapeutics and the Regents entered into an exclusive license agreement (with the right to sublicense) in the United States, and in foreign countries where the respective patent rights exist, for certain technology relating to angiogenic gene therapy for congestive heart failure.

As part of the Schering Transaction, Cardium acquired Collateral Therapeutics’ rights and corresponding obligations under the September 1995 agreement, which at the closing of the Schering Transaction was amended, among other things, to include the technology previously covered by the June 1997 agreement.  The agreement as amended may be canceled by the Company at any time on 60 days notice, following which the Company would continue to be responsible only for obligations and liabilities accrued before termination.  Under the agreement, the Company is obligated to pay (1) an annual royalty fee of 2% based on net sales of products incorporating the technology licensed under the agreement and (2) a minimum annual royalty fee (which may be offset against the net sales-based royalty fee) of $150,000 for 2009, $200,000 for 2010, $250,000 for 2011, $300,000 for 2012, $400,000 for 2013 and $500,000 for 2014 and thereafter. The Company is also obligated to reimburse the Regents for ongoing patent expenses incurred in connection with the licensed technologies.  The Company is obligated to make milestone payments to the Regents of $100,000, payable on the earlier to occur of the beginning of new Phase II clinical trials in the United States or June 30, 2006, and $200,000, payable on the earlier to occur of the beginning of Phase II/III clinical trials in the United States or December 31, 2008.

The above agreement provides the Company with exclusive rights (subject to any license rights of the U.S. government) to develop and commercialize technology covered by patent applications that have been filed in the United States and in foreign countries. Under the terms of these agreements, the Company is required to diligently proceed with the development and commercialization of the products covered by the licensed patents. To demonstrate its diligence, the Company is required to attain certain developmental milestones on or before deadlines set forth in the licenses. If and after the Company receives marketing approval of the products, it will be required to market the products in the United States within six months thereafter. If there is a material breach of any of these agreements by the Company, which material breach remains uncured for 60 days, the breached agreement could be terminated by the Regents.

New York University Research and License Agreement

In March 1997, Collateral Therapeutics entered into an agreement with New York University (“NYU”) pursuant to which NYU granted to Collateral Therapeutics an exclusive worldwide license (with the right to sublicense) to certain technology covering development, manufacture, use and sale of gene therapy products based on FGF-4 for the treatment of coronary artery disease, peripheral vascular disease and congestive heart failure.  This agreement was also assumed by Cardium in connection with the Schering Transaction and amended in certain respects pursuant to an agreement with NYU.  Upon assumption, this agreement as amended provides the Company with exclusive rights in such fields to develop and commercialize technology covered by the issued patent and patent applications that have been filed in the United States and in foreign countries.  Pursuant to the agreement, the Company is obligated to pay NYU license fees through the completion of the first full year of sales of licensed product equal to $50,000 per year. The Company is also obligated to reimburse NYU for ongoing patent expenses incurred in connection with the licensed technologies. Should licensed products under the agreement reach the stage of filing of a product license application (PLA) and PLA approval or foreign equivalent thereof, the Company could be obligated to pay up to an aggregate amount of approximately $1.8 million for each product in milestone payments.  In addition, beginning in the year in which the Company completes one full year of sales of licensed products and continuing thereafter until the agreement terminates or expires, the Company could also be obligated to pay annual royalty fees equal to the greater of $500,000 or 3% on net sales of products incorporating the technology licensed under the agreement. Under the license agreement, the Company is required to pursue development and commercialization of the licensed products.

Yale University License Agreement

In September 2000, Schering entered into an agreement with Yale University pursuant to which Yale University granted to Schering an exclusive worldwide license (with the right to sublicense) to certain technology covering development, manufacture, use and sale of gene therapy products based on a phosphomimetic mutant of human endothelial nitric oxide synthase (eNOS) for the treatment of all cardiovascular diseases. As part of the Schering Transaction, Cardium assumed and amended this agreement with Yale University and as such will be obligated to pay an annual license fee of $15,000, and make certain milestone payments during the development of the licensed products as follows: (i)  $150,000 upon filing the first investigational new drug application for the first licensed product in any one of the United States, Japan or a country in the European Union; (ii) $825,000 upon treating the first patient in the second clinical trial in any one of the United States, Japan or a country in the European Union; (iii) $900,000 upon filing first BLA or new drug application in the United States; (iv) $1.5 million upon the first commercial sale of a licensed product; and (v) $3 million upon first $10 million in net sales. If the Company achieves sales of licensed products, the Company would be required to pay a minimum royalty of $50,000 per year that is credited to an annual sales royalty equal to 4% of the first $250 million of net sales, 5% of the next $250 million of net sales and 6% of net sales in excess of $500 million. Under the terms of this agreement, the Company is obligated to reimburse Yale University for ongoing patent expenses incurred in connection with the licensed technologies.

Legal Proceedings

From time to time, we may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of our business. These matters may relate to intellectual property, employment, tax, regulation, contract or other matters. The resolution of these matters as they arise will be subject to various uncertainties. As of the date of this report, Cardium is not a party to any material pending legal proceeding. It is anticipated, however, that we will be regularly engaged in various patent prosecution matters related to the technology we develop and/or licenses, including the technologies described above under “Collaborative and Licensing Arrangements.” For example, Collateral Therapeutics has assisted the University of California, as the licensor, in an interference proceeding involving the University of California’s technology for cardiovascular gene therapy and a pending patent application filed by Jeffrey Leiden et al. (a U.S. counterpart of international application PCT/US93/11133, which published as WO94/11506). In a related matter, Collateral Therapeutics successfully opposed a European counterpart to the Leiden PCT application (EP-B-668913), which led to a decision to revoke their patent grant in Europe.  However, the patentee, Arch Development Corporation, has appealed from the decision against them. If the interference, opposition or other adverse proceedings were to ultimately be decided adversely, we may be compelled to seek a license to the Leiden technology, which may not be available on terms that we find commercially reasonable. In addition, such proceedings, even if decided in our favor, involve a lengthy process, are subject to appeal, and typically result in substantial costs and diversion of resources. The Company is obligated to reimburse Schering for the expenses of any interference or other proceedings accrued on or after April 1, 2005 in connection with the technologies licensed.

Employees

Cardium currently employs two employees on a full time basis and expects to hire approximately eighteen additional employees during the next twelve months.

Description of Property

We do not own any real property or any interest in real property or have any policies with respect thereto as part of our operations or otherwise. Our principal executive offices are currently located at 11622 El Camino Real, San Diego, California 92130.  We have entered into a two year lease with Kilroy Realty, L.P., a Delaware limited partnership, commencing November 1, 2005 (“Lease”), to lease approximately 5,727 square feet at 3611 Valley Centre Drive, Suite 525, San Diego, California 92130, and intend to relocate our principal executive offices to such location.  The Lease contains two options, the first for an additional term of one year and the second for an additional term of two years.  The second option is subject to a third party right of first refusal.  During the first year of the Lease, our monthly installment of base rent will be approximately $21,476, which amount will increase by approximately four percent in the second year of the Lease.  We will also be required to pay our porportionate share of operating and tax expenses for the office park in which our space is located.

Risks

You should carefully consider the risks described below, as well as the other information in this report, when evaluating our business and future prospects. If any of the following risks actually occur, our business, financial condition and results of operations could be seriously harmed. In that event, the market price of our common stock could decline and you could lose all or a portion of the value of your investment in our common stock.

Cardium is a development stage company formed in December 2003. We have incurred losses since inception and expect to incur significant net losses in the foreseeable future and may never become profitable.

Due to the development stage of our business, our development and start-up costs, including significant amounts we expect to spend to fund the research and development activities and clinical trials for Generx and other product candidates, and our lack of revenue during our development stage, you should expect that we will sustain operating losses, which may be substantial, in the early years of operation. A large portion of our expenses are fixed, including expenses related to facilities, equipment and personnel. As a result, we expect our net losses from operations to continue for at least the next five years.  Our ability to generate revenues and become profitable will depend on our ability, alone or with potential collaborators, to timely, efficiently and successfully complete the development of our product candidates, conduct pre-clinical and clinical tests, obtain necessary regulatory approvals, and manufacture and market our product candidates. There can be no assurance that any such events will occur or that we will ever become profitable. Even if we do achieve profitability, we cannot predict the level of such profitability. If we sustain losses over an extended period of time, we may be unable to continue our business.

Our business prospects are difficult to evaluate because we are a new company.

Because we have a short operating history, it may be difficult for you to assess our growth and earnings potential. It is likely that we will face many of the difficulties that companies in the early stages of their development often face. These include, among others: limited financial resources; developing and marketing a new product for which a market is not yet established and may never become established; delays in reaching our goals; challenges related to the development, approval and acceptance of a new technology or product; lack of revenues and cash flow; high start-up and development costs; competition from larger, more established companies; and difficultly recruiting qualified employees for management and other positions.

We may face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these difficulties as they arise, our future growth and earnings will be negatively affected. We cannot be certain that our business strategy will be successful or that we will successfully address any problems that may arise.

We will need substantial additional funding to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

The development of our product candidates will require a commitment of substantial funds in excess of the proceeds of from the Private Offering to conduct the costly and time-consuming research, pre-clinical and clinical testing necessary to obtain regulatory approvals and bring our products to market.  Our future capital requirements will depend on many factors, including: the progress of our research and development programs; the progress, scope and results of our pre-clinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of manufacturing our product candidates; the cost of prosecuting, defending and enforcing patent claims and other intellectual property rights; competing technological and market developments; and our ability to establish and maintain collaborative and other arrangements with third parties to assist in bringing our products to market and the cost of such arrangements.

We will need to raise substantial additional capital to fund our future operations.  We cannot be certain that additional financing will be available on acceptable terms, or at all.  In recent years, it has been difficult for companies to raise capital due to a variety of factors, which may or may not continue. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted.  If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

Failure to successfully address ongoing liquidity requirements will have a material adverse effect on our business.  If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

If our right to use any intellectual property we intend to license or license from third parties is terminated or adversely affected, our financial condition, operations or ability to develop and commercialize our product candidates may be harmed.

We expect to substantially rely on licenses to use certain technologies that are material to our operations.  For example, we have licensed patents, patent applications and other intellectual property from New York University for the use of the FGF-4 technology in our product candidates for vascular and cardiovascular disease.  We also have obtained licenses from the University of California to use certain patents and patent applications relating to gene therapy delivery methods in connection with the use of FGF-4 and other molecules for gene therapy.  We do not own the patents, patent applications and other intellectual property rights that underlie these licenses.  We rely on our licensors to properly prosecute and enforce the patents, file patent applications and prevent infringement of those patents and patent applications.

While our licenses and associated agreements provide us with exclusive rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third parties.

In addition, the licenses and technology transfer agreements noted above contain certain milestones that we must meet and certain minimum payments that we must make to maintain the licenses.  There is no assurance that we will be able to meet such milestones or make such payments.  Our licensors may terminate the licenses if we fail to meet the applicable milestones or make the applicable payments.

We are an early stage company and currently have no products available for sale or use. Our product candidates require additional research, development, testing and regulatory approvals before marketing. We may be unable to develop, obtain regulatory approval or market any of our product candidates.  If our product candidates are delayed or fail, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

We are in the early stage of product development and currently do not sell any products and do not expect to have any products commercially available for several years, if at all.  Our product candidates require additional research and development, clinical testing and regulatory clearances before marketing.  There are many reasons that our product candidates may fail or not advance beyond clinical testing, including the possibility that: our product candidates may be ineffective, unsafe or associated with unacceptable side effects; our product candidates may fail to receive necessary regulatory approvals or otherwise fail to meet applicable regulatory standards; our product candidates may be too expensive to develop, manufacture or market; physicians, patients, third-party payers or the medical community in general may not accept or use our proposed product; our potential collaborators may withdraw support for or otherwise impair the development and commercialization of our product candidates; other parties may hold or acquire proprietary rights that could prevent us or our potential collaborators from developing or marketing our product candidates; or others may develop equivalent or superior products.

In addition, our product candidates are subject to the risks of failure inherent in the development of gene therapy products based on innovative technologies.  As a result, we are not able to predict whether our research, development and testing activities will result in any commercially viable products or applications.  If our product candidates are delayed or we fail to successfully develop and commercialize our product candidates, our financial condition may be negatively affected, and we may have to curtail or cease our operations.

We may experience delays in our Generx or other  clinical trials that could adversely affect our financial results and our commercial prospects.

To obtain regulatory approvals, we must, among other requirements, complete clinical trials showing that Generx is safe and effective for a particular indication. We do not know when planned clinical trials for Generx will commence or whether we will complete any of our clinical trials on schedule or at all.  We plan to submit a protocol to the FDA in the fourth quarter of 2005 and are currently continuing verbal and written communications with the FDA to continue to evaluate our Generx product candidate. We plan on initiating our clinical trials in early 2006 but there is no assurance we will be able to do so as the timing of the commencement of the trial may be dependent on, among other things, FDA reviews and other factors outside of our control.  Furthermore, there can be no assurance that our clinical trials will in fact demonstrate that Generx is safe or effective.

Additionally, we may not be able to find acceptable patients or may experience delays in enrolling patients for our clinical trials for Generx.  The FDA or we may suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks.  The FDA or institutional review boards and/or institutional biosafety committees at the medical institutions and healthcare facilities where we sponsor clinical trials may suspend any trial indefinitely if they find deficiencies in the conduct of the trials.

Product development costs to us and our potential collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned.  We expect to continue to rely on third party clinical investigators at medical institutions and healthcare facilities to conduct our clinical trials, and, as a result, we may face additional delaying factors outside our control.  Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and delay our ability to become profitable.

If our product candidates do not successfully complete the clinical trial process, we will not be able to market them. Even successful clinical trials may not result in a marketable product and may not be entirely indicative of a product’s safety or efficacy.

Generx is the only product candidate currently in the clinical stage. Other product candidates are in the pre-clinical stage and there can be no assurance they will ever advance to clinical trials. For product candidates that advance to clinical testing, we cannot be certain that we or a collaborator will successfully complete the clinical trials necessary to receive regulatory product approvals.  This process is lengthy and expensive.  To obtain regulatory approvals, we or a collaborative partner must demonstrate through pre-clinical studies and clinical trials that our product candidates are safe and effective for use in at least one medical indication.

Many factors, known and unknown, can adversely affect clinical trials and the ability to evaluate a product’s efficacy.  For example, clinical trials are often conducted with patients who have the most advanced stages of disease.  During the course of treatment, these patients can die or suffer other adverse events for reasons that may or may not be related to the proposed product being tested.  For instance, as reported in December 1999, the death of a patient enrolled in the Phase 1/2 trial for Generx, which occurred approximately five months after the one-time product administration, was determined to have been unlikely to be causally related to the therapy.  However, even if unrelated to our product, such events can nevertheless adversely impact our clinical trials.  As a result, our ability to ultimately develop and market the products and obtain revenues would suffer.

Our clinical trials may also be adversely impacted by patient deaths or problems that occur in other trials.  For example, the death of a patient in another trial in 1999 who had received an adenoviral gene delivery vector expressing an ornithine transcarbamylase gene triggered several government investigations and reviews of past and ongoing gene therapy trials.

Deaths and other adverse events that occur in the conduct of clinical trials may result in an increase in governmental regulation or litigation, and could result in delays or halts being imposed upon clinical trials including our own.  In addition, patients involved in clinical trials such as ours often have unknown as well as known health risks and pre-existing conditions.  An adverse event may therefore appear to have been caused or exacerbated by the administration of study product, even if it was not actually related.  Such consequences can also increase the risk that any potential adverse event in our trial could give rise to claims for damages against us, or could cause further delays or a halt of our clinical trial, any of which results would negatively affect us.  In addition, fears regarding the potential consequences of gene therapy trials or the conduct of such trials could dissuade investigators or patients from participating in our trials, which could substantially delay or prevent our product development efforts.

Even promising results in pre-clinical studies and initial clinical trials do not ensure successful results in later clinical trials, which test broader human use of our products.  Many companies in our industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.  Even successful clinical trials may not result in a marketable product or be indicative of the efficacy or safety of a product.  Many factors or variables could effect the results of clinical trials and cause them to appear more promising than they may otherwise be. Product candidates that successfully complete clinical trials could ultimately be found to be unsafe or ineffective.

In addition, our ability to complete clinical trials depends on many factors, including obtaining adequate clinical supplies and having a sufficient rate of patient recruitment.  For example, patient recruitment is a function of many factors, including: the size of the patient population; the proximity of patients to clinical sites; the eligibility criteria for the trial; the perceptions of investigators and patients regarding safety; and the availability of other treatment options.

Even if patients are successfully recruited, we cannot be sure that they will complete the treatment process.  Delays in patient enrollment or treatment in clinical trials may result in increased costs, program delays or both.

With respect to markets in other countries, we or a partner will also be subject to regulatory requirements governing clinical trials in those countries. Even if we complete clinical trials, we may not be able to submit a marketing application.  If we submit an application, the regulatory authorities may not review or approve it in a timely manner, if at all.

Our product candidates may have unacceptable side effects that could delay or prevent product approval.

Possible side effects of gene therapy technologies may be serious and life-threatening.  The occurrence of any unacceptable side effects during or after pre-clinical and clinical testing of our product candidates could delay or prevent approval of our products and our revenues would suffer.  For example, possible serious side effects of viral vector-based gene transfer include viral infections resulting from contamination with replication-competent viruses and inflammation or other injury to the heart or other parts of the body.  In addition, the development or worsening of cancer in a patient may be a perceived or actual side effect of gene therapy technologies such as our own.

Furthermore, there is a possibility of side effects or decreased effectiveness associated with an immune response toward any viral vector or gene used in gene therapy.  The possibility of such response may increase if there is a need to deliver the viral vector more than once.

Because we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates, we cannot predict the timing of any future revenue from these product candidates. To our knowledge, the FDA has not yet approved any gene therapy products.

We cannot commercialize any of our product candidates to generate revenue until the appropriate regulatory authorities have reviewed and approved the applications for our product candidates.  We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we or our potential collaborators develop.  Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.  Regulatory approval processes outside the United States include all or many of the risks associated with the FDA approval process and potentially others as well.  In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Our technologies and product candidates are unproven and they may fail to gain market acceptance.

Our future depends on the success of our technologies and product candidates. Gene-based therapy is a new and rapidly evolving medial approach that has not been shown to be effective on a widespread basis. Biotechnology and pharmaceutical companies have successfully developed and commercialized only a limited number of gene-based products to date. In addition, no gene therapy product has received regulatory approval in the United States or internationally.  Our product candidates, and the technology underlying them, are new and unproven and there is no guarantee that health care providers or patients will be interested in our products. Our success will depend in part on our ability to demonstrate the clinical benefits, reliability, safety and cost effectiveness of our product candidates and technology, as well as on our ability to continue to develop our product candidates to respond to competitive and technological changes. If the market does not accept our product candidates, when and if we are able to commercialize them, and the technology underlying them, we may never become profitable. It is difficult to predict the future growth of our business, if any, and the size of the market for our product candidates because the market and technology is continually evolving. There can be no assurance that our technologies and product candidates will prove superior to technologies and products that may currently be available or may become available in the future or that our technologies or research and development activities will result in any commercially profitable products.

We may not successfully establish and maintain collaborative and licensing arrangements, which could adversely affect our ability to develop and commercialize our product candidates.

Our strategy for the development, testing, manufacturing and commercialization of our product candidates generally relies on establishing and maintaining collaborations with corporate partners, licensors and other third parties. For example, we have licenses from New York University and the University of California relating to the use and delivery of our Generx product candidates for the treatment of vascular disease, as well as a relationship with Schering regarding the transfer of information about certain manufacturing and regulatory matters concerning our product candidates.  We may not be able to maintain or expand these licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize our product candidates.  Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates.  Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

 We expect to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of our product candidates, including the manufacturing of product materials, the design and conduct of clinical trials, and potentially the obtaining of regulatory approvals and marketing and distribution of any successfully developed products. Our collaborative partners may also have or acquire rights to control aspects of our product development and clinical programs.  As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate.  In addition, if any of these collaborative partners withdraw support for our programs or product candidates or otherwise impair their development, our business could be negatively affected. To the extent we undertake any of these activities internally, our expenses may increase.

In addition, our success depends on the performance of our collaborators of their responsibilities under these arrangements.  Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us.

We will  rely on third parties to manufacture our product candidates.  There can be no guarantee that we can obtain sufficient and acceptable quantities of our product candidates on acceptable terms, which may delay or impair our ability to develop, test and market such products.

Our business strategy relies on third parties to manufacture and produce our product candidates and the catheters used to deliver the products in accordance with good manufacturing practices established by the FDA.  These third party manufacturers are subject to extensive government regulation and must receive FDA approval before they can produce clinical material or commercial product.  Our product candidates may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our product candidates.  These third parties also may not deliver sufficient quantities of our product candidates, manufacture our product candidates in accordance with specifications, or comply with applicable government regulations.  Successful large-scale manufacturing of gene-based therapy products has been shown by very few companies, and it is anticipated that significant process development changes will be necessary for the commercial process. Additionally, if the manufactured products fail to perform as specified, our business and reputation could be severely impacted.

Our product materials will be produced by a third party collaborator, and we expect to enter into a manufacturing agreement for the production of additional product materials for anticipated clinical trials and initial commercial use.  If any manufacturing agreement is terminated or any third party collaborator experiences a significant problem that could result in a delay or interruption in the supply of product materials to us, there are very few contract manufacturers who currently have the capability to produce our product candidates on acceptable terms, or on a timely and cost-effective basis. There can be no assurance that manufacturers on whom we will depend will be able to successfully produce our product candidates on acceptable terms, or on a timely or cost-effective basis.  There can also be no assurance that manufacturers will be able to manufacture our products in accordance with our product specifications.  We must have sufficient and acceptable quantities of our product materials to conduct our clinical trials and to market our product candidates, if and when such products have been approved by the FDA for marketing.  If we are unable to obtain sufficient and acceptable quantities of our product material, we may be required to delay the clinical testing and marketing of our products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our product candidates, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

Our failure or the failure of our potential collaborators or third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against our product candidates or us.  Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.

If we are unable to create and maintain sales, marketing and distribution capabilities or enter into agreements with third parties to perform those functions, we will not be able to commercialize our product candidates.

We currently have no sales, marketing or distribution capabilities.  Therefore, to commercialize our product candidates, if and when such products have been approved and are ready for marketing, we expect to collaborate with third parties to perform these functions.  We have no experience in developing, training or managing a sales force and will incur substantial additional expenses if we are forced to market our future products directly.  Developing a marketing and sales force is also time consuming and could delay launch of our future products.  In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations.  Our marketing and sales efforts may be unable to compete successfully against these companies.

If we are unable to attract and retain key personnel and advisors, it may adversely affect our ability to obtain financing, pursue collaborations or develop our product candidates.

Our future success depends on our ability to attract, retain and motivate highly qualified management and scientific and regulatory personnel and advisors.  To pursue our business strategy, we will need to hire or otherwise engage qualified scientific personnel and managers, including personnel with expertise in clinical trials, government regulation and manufacturing.  Competition for qualified personnel is intense among companies, academic institutions and other organizations.  If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test and commercialize our product candidates.

We will use hazardous and biological materials in our business.  Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our products and processes will involve the controlled storage, use and disposal of certain hazardous and biological materials and waste products.  We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products.  Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated.  In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources.  We may not be able to maintain insurance on acceptable terms, or at all.  We may incur significant costs to comply with current or future environmental laws and regulations.

Future acquisitions could disrupt our business and harm our financial condition.

To remain competitive, we may decide to acquire additional businesses, products and technologies.  As we have limited experience in evaluating and completing acquisitions, our ability as an organization to make such acquisitions is unproven.  Acquisitions could require significant capital infusions and could involve many risks, including, but not limited to, the following: we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of our common stock; an acquisition may negatively impact our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges; we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire; certain acquisitions may disrupt our relationship with existing collaborators who are competitive to the acquired business; acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs; an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management; acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and key personnel of an acquired company may decide not to work for us.

 To the extent we enter markets outside the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others: changes and limits in import and export controls;  increases in custom duties and tariffs;  changes in currency exchange rates;  economic and political instability; changes in government regulations and laws; absence in some jurisdictions of effective laws to protect our intellectual property rights; and currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may adversely affect our ability to conduct our business or obtain regulatory approvals for our  product candidates.

Ethical, social and legal concerns about gene therapy and genetic research could result in additional regulations restricting or prohibiting our products and processes we may use.  More restrictive government regulations or negative public opinion may have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates.

We are subject to significant government regulation with respect to our product candidates.  Compliance with government regulation can be a costly and time-consuming process, with no assurance of ultimate regulatory approval.  If these approvals are not obtained, we will not be able to sell our product candidates. To our knowledge, the FDA has not yet approved any gene therapy products.

We and our collaborators are subject to extensive and rigorous government regulation in the United States and abroad.  The FDA, the National Institute of Health and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures and other costly and time consuming compliance procedures.  These requirements vary widely from country to country and make it difficult to estimate when our product candidates will be commercially available, if at all.  In addition, DNA-based therapies such as those being developed by us are relatively new and are only beginning to be tested in humans.  Regulatory authorities may require us or our potential collaborators to demonstrate that our products are improved treatments relative to other therapies or may significantly modify the requirements governing gene therapies, which could result in regulatory delays or rejections.  If we are delayed or fail to obtain required approvals for our product candidates, our operations and financial condition would be damaged.  We may not sell our products without applicable regulatory approvals.

Numerous regulations in the United States and abroad also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of our product candidates.  Compliance with these regulatory requirements is time consuming and expensive.  If we fail to comply with regulatory requirements, either before approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions.  These actions could result in withdrawal of existing approvals, product recalls, injunctions, civil penalties, criminal prosecution, and enhanced exposure to product liabilities.

We cannot assure you that our product candidates will prove safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive regulatory approval.  We will need to conduct significant research, pre-clinical testing and clinical trials before we can file product approval applications with the FDA and similar regulatory authorities in other countries.  Pre-clinical testing and clinical trials are long, expensive and uncertain processes.  We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage.

Even if we achieve positive results in early clinical trials, these results do not necessarily predict final results.  A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after achieving positive results in earlier trials.  Negative or inconclusive results or adverse medical events during a clinical trial could cause the FDA or us to terminate a clinical trial or require that we repeat a clinical trial.

We face intense competition and must cope with rapid technological change, which may adversely affect our financial condition and/or our ability to successfully commercialize our product candidates.

Our competitors and potential competitors include large pharmaceutical and medical device companies and more established biotechnology companies.  These companies have significantly greater financial and other resources and greater expertise than us in research and development, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals and marketing. This may make it easier for them to respond more quickly to new or changing opportunities, technologies or market needs. Small companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies or through acquisition or development of intellectual property rights.  Our larger competitors may be able to devote greater resources to research and development, marketing, distribution and other activities that could provide them with a competitive advantage. Many of these competitors have significant products approved or in development and operate large, well-funded research and development programs.  Our potential competitors also include academic institutions, governmental agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing.

We are engaged in DNA-based therapy. Our industry is characterized by extensive research and development, rapid technological change, frequent innovations and new product introductions, and evolving industry standards.  Existing products and therapies to treat vascular and cardiovascular disease, including drugs and surgical procedures, will compete directly with the products that we are seeking to develop and market.  In addition, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization and market penetration than us.  As these competitors develop their technologies, they may develop proprietary positions that prevent us from successfully commercializing our future products.  To be successful, we must be able to adapt to rapidly changing technologies by continually enhancing our products and introducing new products. If we are unable to adapt, products and technologies developed by our competitors may render our product candidates uneconomical or obsolete, and we may not be successful in marketing our  product candidates against competitors.  We may never be able to capture and maintain the market share necessary for growth and profitability and there is no guarantee we will be able to compete successfully against current or future competitors.

Changes and reforms in the health care system or reimbursement policies may adversely affect the sale of our future products or our ability to obtain an adequate level of reimbursement or acceptable prices for our future products.

We currently have no products approved for marketing.  Our ability to earn sufficient returns on our future products, if and when such products are approved and ready for marketing, will depend in part on the extent to which reimbursement for our products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other third-party payers.  If we fail to obtain appropriate reimbursement, it could prevent us from successfully commercializing our future products.

There have been and continue to be efforts by governmental and third-party payers to contain or reduce the costs of health care through various means, including limiting coverage and the level of reimbursement.  We expect that there will continue to be a number of legislative proposals to implement government controls and other reforms to limit coverage and reimbursement.  The announcement of these proposals or reforms could impair our ability to raise capital.  The adoption of these proposals or reforms could impair our operations and financial condition.

Additionally, third-party payers, including Medicare, are increasingly challenging the price of medical products and services and are limiting the reimbursement levels offered to consumers for these medical products and services.  If purchasers or users of our future products are not able to obtain adequate reimbursement from third-party payers for the cost of using these products, they may forego or reduce their use.  Significant uncertainty exists as to the reimbursement status of newly approved health care products, including gene therapy treatments, and whether adequate third-party coverage will be available.

If our product candidates are not effectively protected by valid, issued patents or if we are not otherwise able to protect our proprietary information, it could harm our business.

The success of our operations will depend in part on our ability and that of our licensors to: obtain patent protection for our methods of gene therapy, therapeutic genes and/or gene-delivery methods both in the United States and in other countries with substantial markets; defend patents once obtained; maintain trade secrets and operate without infringing upon the patents and proprietary rights of others; and obtain appropriate licenses upon reasonable terms to patents or proprietary rights held by others that are necessary or useful to us in commercializing our technology, both in the United States and in other countries with substantial markets.

 If we are not able to maintain adequate patent protection for our product candidates, we may be unable to prevent our competitors from using our technology or technology that we license.

The patent positions of gene therapy technologies such as those being developed by us and our collaborators involve complex legal and factual uncertainties.  As a result, we cannot be certain that we or our collaborators will be able to obtain adequate patent protection for our product candidates.

There can be no assurance that (i) any patents will be issued from any pending or future patent applications of ours or our collaborators; (ii) the scope of any patent protection will be sufficient to provide competitive advantages to the Company; (iii) any patents obtained by us or our collaborators will be held valid if subsequently challenged; or (iv) others will not claim rights in or ownership of the patents and other proprietary rights we or our collaborators may hold. Unauthorized parties may try to copy aspects of our products and technologies or obtain and use information we consider proprietary. Policing the unauthorized use of our proprietary rights is difficult. We cannot guarantee that no harm or threat will be made to our or our collaborators’ intellectual property. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may also adversely affect the scope of our patent protection and our competitive situation.

Due to the significant time lag between the filing of patent applications and the publication of such patents, we cannot be certain that our anticipated licensors were the first to file the patent applications we intend to license or, even if they were the first to file, also were the first to invent, particularly with regards to patent rights in the United States.  In addition, a number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our operations.  Some of these technologies, applications or patents may conflict with our or our licensors’ technologies or patent applications.  A conflict could limit the scope of the patents, if any, that we or our licensors may be able to obtain or result in denial of our or our licensors’ patent applications.  If patents that cover our activities are issued to other companies, we may not be able to develop or obtain alternative technology.

Patents issued and patent applications filed internationally relating to gene therapy are numerous, and we cannot assure you that current and potential competitors or other third parties have not filed or received, or will not file or receive applications in the future for patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us.

Additionally, there is certain subject matter which is patentable in the United States but not generally patentable outside of the United States.  Differences in what constitutes patentable subject matter in various countries may limit the protection we can obtain outside of the United States.  For example, methods of treating humans are not patentable in many countries outside of the United States.  These and other issues may prevent us from obtaining patent protection outside of the United States, which would have a material adverse effect on our business, financial condition and results of operations.

We may be subject to costly claims, and, if we are unsuccessful in resolving conflicts regarding patent rights, we may be prevented from developing or commercializing our product candidates.

There has been, and will likely continue to be, substantial litigation regarding patent and other intellectual property rights in the biotechnology industry.  As the biotechnology industry expands and more patents are issued, the risk increases that our processes and product candidates may give rise to claims that they infringe on the patents of others.  Others could bring legal actions against us claiming damages and seeking to stop clinical testing, manufacturing and marketing of the affected product or use of the affected process.  Litigation may be necessary to enforce our or our licensors’ proprietary rights or to determine the enforceability, scope and validity of proprietary rights of others.  If we become involved in litigation, it could be costly and divert our efforts and resources.  In addition, if any of our competitors file patent applications in the United States claiming technology also invented by us or our licensors, we may need to participate in interference proceedings held by the U.S. Patent and Trademark Office to determine priority of invention and the right to a patent for the technology.  Like litigation, interference proceedings can be lengthy and often result in substantial costs and diversion of resources.

Collateral Therapeutics has assisted the University of California, as the licensor, in one such interference proceeding involving the University of California’s technology for cardiovascular gene therapy and a pending patent application filed by Jeffrey Leiden et al. (a U.S. counterpart of international application PCT/US93/11133, which published as WO94/11506). In a related matter, Collateral Therapeutics successfully opposed a European counterpart to the Leiden PCT application (EP-B-668913), which led to a decision to revoke their patent grant in Europe.  However, the patentee, Arch Development Corporation, has appealed from the decision against them.  If the interference, opposition or other adverse proceedings were to ultimately be decided adversely, we may be compelled to seek a license to the Leiden technology, which may not be available on terms that we find commercially reasonable. In addition, such proceedings, even if decided in our favor, involve a lengthy process, are subject to appeal, and typically result in substantial costs and diversion of resources.

As more potentially competing patent applications are filed, and as more patents are actually issued, in the field of gene therapy and with respect to component methods or compositions that we may employ, the risk increases that we or our licensors may be subjected to litigation or other proceedings that claim damages or seek to stop our product development or commercialization efforts.  Even if such patent applications or patents are ultimately proven to be invalid, unenforceable or non-infringed, such proceedings are generally expensive and time consuming and could consume a significant portion of our resources and substantially impair our product development efforts.

If there were an adverse outcome of any litigation or interference proceeding, we could have a potential liability for significant damages.  In addition, we could be required to obtain a license to continue to make or market the affected product or use the affected process.  Costs of a license may be substantial and could include ongoing royalties.  We may not be able to obtain such a license on acceptable terms, or at all.

We may not have adequate protection for our unpatented proprietary information, which could adversely affect our competitive position.

We will substantially rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position.  However, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology.  To protect our trade secrets, we may enter into confidentiality agreements with employees, consultants and potential collaborators.  However, these agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.  Likewise, our trade secrets or know-how may become known through other means or be independently discovered by our competitors.  Any of these events could prevent us from developing or commercializing our product candidates.

We face the risk of product liability claims, which could adversely affect our business and financial condition.

Our operations will expose us to product liability risks that are inherent in the testing, manufacturing and marketing of gene therapy products.  Failure to obtain sufficient product liability insurance or otherwise protect against product liability claims could prevent or delay the commercialization of our product candidates or negatively affect our financial condition.  Regardless of the merit or eventual outcome, product liability claims may result in withdrawal of product candidates from clinical trials, costs of litigation, damage to our reputation, substantial monetary awards to plaintiffs and decreased demand for products.

Product liability may result from harm to patients using our products, a complication that was either not communicated as a potential side-effect or was more extreme than communicated.  We will require all patients enrolled in our clinical trials to sign consents, which explain the risks involved with participating in the trial.  The consents, however, provide only a limited level of protection, and product liability insurance will be required.  Additionally, we will indemnify the clinical centers and related parties in connection with losses they may incur through their involvement in the clinical trials.  We may not be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities.

The price of our common stock is expected to be volatile and an investment in our Common Stock could decline in value.

The market price of our common stock, and the market prices for securities of pharmaceutical and biotechnology companies in general, are expected to be highly volatile.  The following factors, in addition to other risk factors described in this report, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control: actual or anticipated variations in operating results; announcements of technological innovations; developments concerning any research and development, clinical trials, manufacturing, and marketing collaborations; new products or services that the Company or its competitors offer; the initiation, conduct and/or outcome of intellectual property and/or litigation matters; changes in financial estimates by securities analysts; conditions or trends in bio-pharmaceutical or other healthcare industries; global unrest, terrorist activities, and economic and other external factors; regulatory developments in the United States and other countries; changes in the economic performance and/or market valuations of other biotechnology and medical device companies; the Company’s announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments; additions or departures of key personnel; and sales or other transactions involving the Company’s common stock.

The stock market in general has recently experienced relatively large price and volume fluctuations.  In particular, market prices of securities of biotechnology and medical device companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies.  Continued market fluctuations could result in extreme volatility in the price of the common stock, which could cause a decline in the value of the common stock.  Prospective investors should also be aware that price volatility may be worse if the trading volume of the common stock is low.

Forward-Looking Statements

Certain statements in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect current views about future events and financial performance based on certain assumptions. They include opinions, forecasts, intentions, plans, goals, projections, guidance, expectations, beliefs or other statements that are not statements of historical fact. Words such as “may,” “can,”

“will,” “should,” “could,” “would,” “expects,” “hopes,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “projects,” “potential,” “intends,” “approximates” or the negative or other variation of such words, and similar expressions may identify a statement as a forward-looking statement. Any statements that refer to projections of our future financial performance, our growth, goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future business or operating results, are forward-looking statements. Forward-looking statements in this report may include statements about:

•                  future financial and operating results, including projections of revenues, income, expenditures and other financial items;

•                  the outcome of regulatory submissions and approvals and clinical trials;

•                  capital requirements and the need for additional financing;

•                  current and future economic and political conditions;

•                  overall industry and market performance;

•                  competition;

•                  the performance of GenerxTM and other products and their potential to generate revenues;

•                  our beliefs and opinions about the safety and efficacy of our products and the results of our clinical studies and trials;

•                  operations outside the United States;

•                  personnel;

•                  development of new products;

•                  growth, expansion and acquisition strategies;

•                  the outcome of litigation matters;

•                  intellectual property rights of the Company and others, including actual or potential competitors;

•                  the ability to enter into acceptable relationships with one or more contract manufacturers or other service providers on which the Company may depend and the ability of such contract manufacturers or other service providers to manufacture biologics or provide services of an acceptable quality on a cost-effective basis;

•                  management’s goals and plans for future operations; and

•                  other assumptions described in this current report underlying or relating to any forward-looking statements.

The forward-looking statements in this report speak only as of the date of this report and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this report as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. There factors include, among others, the risks described under “Risks” and elsewhere in this report, as well as in other reports and documents we file with the SEC.

Information about market and industry statistics contained in this report is included based on information available to Cardium that it believes is accurate in all material respects. It is generally based on academic and other publications that are not produced for economic analysis. Cardium has not reviewed or included data from all sources.  Forecasts and other forward-looking information obtained from these sources, including estimates of future market size, revenue and market acceptance of products and services, are subject to the same qualifications and the additional uncertainties accompanying any forward-looking statements.

Stock Holdings of Certain Owners and Management

The following table sets forth information on the beneficial ownership of our common stock by executive officers and directors, as well as stockholders who are known by us to own beneficially more than 5% of our common stock, as of October 20, 2005.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Dr. Gabor M. Rubanyi 686 Silver Lake Drive, Danville, CA 94526	2,000,000		5.85%

National Securities Corporation 875 N. Michigan Ave., Suite 1560, Chicago, IL 60611	2,032,555	(3)	5.9%

Mark Zucker 11111 Santa Monica Blvd., Ste 1250, Los Angeles, CA 90025	2,230,490	(4)	6.53%

Christopher J. Reinhard Chairman of the Board, Chief Executive Officer, President and Treasurer	2,953,256		8.64%

Tyler M. Dylan Chief Business Officer, General Counsel, Executive Vice President and Secretary	2,550,000		7.46%

All directors and executive officers as a group (two persons)	5,503,256		16.11%

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

Directors and Executive Officers

The name, age and business experience of each of Aries’ directors and executive officers as of the date of this report are shown below.

Christopher J. Reinhard (Age 52)

Chairman of the Board, Chief Executive Officer, President and Treasurer

Mr. Reinhard has been an officer and director of Cardium since its inception in December 2003 and of Aries since October 20, 2005. For the past nine years, Mr. Reinhard has been focused on the commercial development of cardiovascular growth factor therapeutics. Before founding Cardium, he was a co-founder of Collateral Therapeutics and served as a director (from 1995) and President (from 1999) of Collateral Therapeutics until the completion of its acquisition by Schering in 2002. He continued as Chief Executive of Collateral Therapeutics through December 2004. Mr. Reinhard played a major role in effecting Collateral Therapeutics’ initial public offering led by Bear Stearns & Co. in 1998, and the sale of Collateral Therapeutics to Schering. Mr. Reinhard is also Executive Chairman of Artes Medical, Inc., a privately-held specialty pharmaceutical and medical device company. Previously, Mr. Reinhard was Vice President and Managing Director of the Henley Group, a publicly-traded diversified industrial and manufacturing group, and Vice President of various public and private companies created by the Henley Group through spin-out transactions, including Fisher Scientific Group, a leading international distributor of laboratory equipment and test apparatus for the scientific community, Instrumentation Laboratory and IMED Corporation, a medical device company. Mr. Reinhard received a B.S. in Finance and an M.B.A. from Babson College.

(1)          A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children.

(2)          Shares of our common stock underlying warrants that are exercisable as of October 20, 2005 or within 60 days of October 20, 2005 are considered outstanding for purposes of computing the percentage shown but are not considered outstanding for any other purpose. As of October 20, 2005, there were 29,249,702 shares of common stock outstanding and 4,913,044 shares underlying warrants that are exercisable or that will become exercisable within 60 days of October 20, 2005.

(3)          Includes 2,032,555 shares underlying a warrant that is exercisable.

(4)          Includes 1,290,245 shares underlying warrants that are exercisable.

Tyler M. Dylan, Ph.D., J.D.  (Age 43)

Chief Business Officer, General Counsel, Executive Vice President and Secretary

Dr. Dylan has been an officer and director of Cardium since its inception in December 2003 and an officer of Aries since October 20, 2005. Dr. Dylan has focused on the development of cardiovascular growth factor therapeutics for the last seven years.  Dr. Dylan served as General Counsel (from 1998) and Vice President (from 1999) of Collateral Therapeutics until the completion of its acquisition by Schering in 2002. He continued as an executive officer of Collateral Therapeutics until October 2003.  Dr. Dylan played a major role in developing Collateral Therapeutics’ intellectual property portfolio, in furthering its business development efforts and in advancing the company toward and through its acquisition by Schering.  In addition to his work with Collateral Therapeutics, Dr. Dylan has advised both privately-held and publicly-traded companies that are developing, partnering or commercializing technology-based products.  Before joining Collateral Therapeutics, Dr. Dylan was a partner of the international law firm of Morrison & Foerster LLP.  In his law firm practice, Dr. Dylan focused on the development, acquisition and enforcement of intellectual property rights, as well as related business and transactional issues.  He also has worked with both researchers and business management in the biotech and pharmaceutical industries.  Dr. Dylan received a B.Sc. in Molecular Biology from McGill University, Montreal, Canada; a Ph.D. in Biology from the University of California, San Diego, where he performed research at the Center for Molecular Genetics, and a J.D. from the University of California, Berkeley.

Robert Weingarten (Age 53)

Director

Mr. Weingarten previously served  as Chief Financial Officer (November 1998 – October 20, 2005), President (October 2002 – October 20, 2005), and Chairman of the Board of Directors (December 31, 2004 – October 20, 2005) of Aries. From July 1992 to present, Mr. Weingarten has been the sole shareholder of Resource One Group, Inc., a financial consulting and advisory company. Since 1979, Mr. Weingarten has served as a consultant to numerous public companies in various stages of development, operation or reorganization. Mr. Weingarten received an M.B.A. Degree in Finance from the University of Southern California in 1975 and a B.A. Degree in Accounting from the University of Washington in 1974. Mr. Weingarten currently serves as an officer of Resource Ventures, Inc., a public company formerly wholly-owned by Aries Ventures Inc., and YouthStream Media Networks, Inc. and ARTISTdirect, Inc., both of which are public companies.

Audit Committee

Each of the prior members of the audit committee have resigned in connection with the Merger as described herein. As a result, the Company does not currently have an audit committee. Until the vacancies on the Board of Directors are filled, the full board will act as the audit committee of the Board of Directors.

Executive Compensation

Effective as of October 20, 2005, Aries entered into two year employment agreements with Mr. Reinhard and Dr. Dylan. Mr. Reinhard will receive an annual salary of $350,000 and Dr. Dylan will receive an annual salary of $325,000. Mr. Reinhard and Dr. Dylan may also receive certain employee benefits available generally to all employees or specifically to executives, including bonus and/or incentive equity compensation in a manner and at a level determined from time to time by the Board of Directors. Under the terms of each employment agreement, Mr. Reinhard and Dr. Dylan will each be entitled to a severance benefit, including standard employee benefits available to other executive officers, if they are terminated by the Company without cause in an amount equal to the greater of one year’s annual salary or the salary payable on the remaining term of the employment agreement at the time of termination. In addition, upon a change of control (other than the Merger) or termination by the Company without cause, any and all then outstanding options held by Mr. Reinhard or Dr. Dylan shall become fully exercisable and remain so for the remaining term of the option.

Indemnification of Officers and Directors

Certain provisions of Aries’ Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent provided by law.

Market Price of and Dividends on our Common Equity and Related Stockholder Matters

(a)                                  Market Information

Our common stock trades on the over-the-counter market under the symbol “ARVT.” Below are the high and low sales prices of our common stock as reported by Nasdaq for each quarter of the fiscal years ended September 30, 2005 and 2004. Such prices reflect prices between dealers in securities and do not include any retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Furthermore, such quotations should not be deemed to reflect an “established public trading market.”

	Fiscal 2005		Fiscal 2004
	High	Low	High	Low
First Quarter	$0.26	$0.15	$0.91	$0.25
Second Quarter	$0.15	$0.15	$0.55	$0.25
Third Quarter	$0.46	$0.15	$0.35	$0.30
Fourth Quarter	$1.51	$0.46	$0.30	$0.25

(b)                                 Holders

As of October 20, 2005, there were approximately 365 stockholders of record of our common stock.

(c)                                  Dividends

In connection with the Merger, Aries announced a one-time $0.433 per share cash dividend to its shareholders of record on October 19, 2005 holding 2,032,226 shares immediately prior to the close of the Merger, which is to be distributed within 7 days thereafter.  After payment of the dividend, and at the time of the Merger, Aries had $1.5 million in cash which was retained under the terms of the merger. The Company does not intend to pay another dividend in the foreseeable future. The Company’s current policy will be to retain all earnings to help provide funds for future growth.

(d)                                 Securities Authorized for Issuance Under Equity Compensation Plans

As part of the Merger, Aries agreed to terminate all of its equity incentive plans, adopt Cardium’s 2005 Equity Incentive Plan, and reserve 5,665,856 shares of Aries common stock for issuance under such plan. The plan has not been approved by Aries’ stockholders and no options or other awards have been granted under the plan as of the date of this report.

Item  3.02                                          Unregistered Sales of Equity Securities

On October 20, 2005, the Company closed a private placement of up to $50,000,000 of its common stock at a purchase price of $1.50 per share under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, to “accredited investors” as such term is defined under such Regulation D (“Private Offering”). The actual number of shares of common stock sold was 19,325,554, which represented gross proceeds of $28,988,329. In connection therewith, the placement agent received a five-year warrant to purchase 2,032,555 shares of the Company’s common stock at an exercise price of $1.50 per share and selling commissions, marketing allowances and management fees totaling approximately $3,048,832. Investors who invested at least $1,000,000 in shares of common stock received a three-year warrant to buy 10% of the number of shares of common stock purchased in the Private Offering, at an exercise price of $1.75 per share. Shares underlying such warrants total 424,263. The warrants are fully exercisable.

In addition, pursuant to the terms of the Merger Agreement, (i) each share of common stock, no par value, of Subsidiary outstanding immediately prior to the effective time of the Merger was, by virtue of the Merger, converted into the right to receive 785,000 shares of common stock, par value $0.0001 per share, of Cardium, so that at the effective time of the Merger, Aries became the holder of all of the issued and outstanding shares of Cardium; and (ii) the outstanding shares of common stock, par value $0.0001 per share, of Cardium of 7,850,000 shares were, by virtue of the Merger, converted into the right to receive one share of common stock of Aries for each share of common stock of Cardium. In addition, a three year warrant to purchase 400,000 shares of Aries common stock at an exercise price of $1.75 per share was issued to an Aries stockholder who held of record or beneficially more than 45% of the outstanding common stock of Aries prior to the Merger as consideration for such stockholder’s agreement not to sell any of such stockholder’s shares of Aries common stock for a period of approximately five months from the effective time of the Merger, subject to certain exceptions based on the market value of such common stock. The issuance of such shares and warrant was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 4.01                                             Changes in Registrant’s Certifying Accountant

(a)                                  Effective as of October 25, 2005, the Board of Directors of Aries dismissed Weinberg & Company, P.A. as Aries’ independent registered public accounting firm.

The reports of Weinberg & Company, P.A. on the financial statements of Aries for the past two fiscal years ended September 30, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through October 25, 2005, there have been no disagreements with Weinberg & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Weinberg & Company, P.A. would have caused Weinberg & Company, P.A. to make reference to such disagreement in its report on the financial statements for such years and period.

During the two most recent fiscal years and through October 25, 2005, there have been no events requiring identification in response to Item 304(a)(1)(iv)(B) of Regulation S-B.

Aries has requested that Weinberg & Company, P.A. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.

(b)                                 Effective as of October 25, 2005, the Board of Directors appointed Marcum & Kliegman LLP as Aries’ independent registered public accounting firm and engaged Marcum & Kliegman LLP to audit the financial statements of Aries for the fiscal year ended September 30, 2005. Marcum & Kliegman LLP has been engaged as the independent auditors of Cardium since May 31, 2005.

Item 5.01                                             Changes in Control of Registrant

As part of the Merger, Divo Milan and Selwyn Kossuth each resigned from their positions as a director of Aries, and Robert Weingarten resigned from his positions as the President, Chief Financial Officer and Secretary of Aries, each effective as of the effective time of the Merger. Mr. Weingarten will remain as a director of Aries until such time as additional members of the Board of Directors may be appointed in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and rules promulgated thereunder. Christopher Reinhard, the Chairman of the Board, Chief Executive Officer, President and Treasurer of Cardium was appointed to the same positions with Aries, and Tyler Dylan, Chief Business Officer, General Counsel, Executive Vice President and Secretary of Cardium, was also appointed to such positions with Aries, each effective as of the effective time of the Merger.

Also as part of the merger, Aries issued the shares of its common stock to the former stockholders of Cardium and to the investors in the Private Offering as described under Item 3.02.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As part of the Merger, Divo Milan and Selwyn Kossuth each resigned from their positions as a director of Aries, and Robert Weingarten resigned from his positions as the President, Chief Financial Officer and Secretary of Aries, each effective as of the effective time of the Merger. Mr. Weingarten will remain as a director of Aries until such time as additional members of the Board of Directors may be appointed in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and rules promulgated thereunder. Christopher Reinhard, the Chairman of the Board, Chief Executive Officer, President and Treasurer of Cardium was appointed to the same positions with Aries, and Tyler Dylan, Chief Business Officer, General Counsel, Executive Vice President and Secretary of Cardium, was also appointed to such positions with Aries, each effective as of the effective time of the Merger. The business experience of Messrs. Reinhard and Dylan is shown below.

Christopher J. Reinhard (Age 52)

Chairman of the Board, Chief Executive Officer, President and Treasurer

Mr. Reinhard has been an officer and director of Cardium since its inception in December 2003 and of Aries since October 20, 2005. For the past nine years, Mr. Reinhard has been focused on the commercial development of cardiovascular growth factor therapeutics. Before founding Cardium, he was a co-founder of Collateral Therapeutics and served as a director (from 1995) and President (from 1999) of Collateral Therapeutics until the completion of its acquisition by Schering in 2002. He continued as Chief Executive of Collateral Therapeutics through December 2004. Mr. Reinhard played a major role in effecting Collateral Therapeutics’ initial public offering led by Bear Stearns & Co. in 1998, and the sale of Collateral Therapeutics to Schering. Mr. Reinhard is also Executive Chairman of Artes Medical, Inc., a privately-held specialty pharmaceutical and medical device company. Previously, Mr. Reinhard was Vice President and Managing Director of the Henley Group, a publicly-traded diversified industrial and manufacturing group, and Vice President of various public and private companies created by the Henley Group through spin-out transactions, including Fisher Scientific Group, a leading international distributor of laboratory equipment and test apparatus for the scientific community, Instrumentation Laboratory and IMED Corporation, a medical device company. Mr. Reinhard received a B.S. in Finance and an M.B.A. from Babson College.

Tyler M. Dylan, Ph.D., J.D.  (Age 43)

Chief Business Officer, General Counsel, Executive Vice President and Secretary

Dr. Dylan has been an officer and director of Cardium since its inception in December 2003 and an officer of Aries since October 20, 2005. Dr. Dylan has focused on the development of cardiovascular growth factor therapeutics for the last seven years.  Dr. Dylan served as General Counsel (from 1998) and Vice President (from 1999) of Collateral Therapeutics until the completion of its acquisition by Schering in 2002. He continued as an executive officer of Collateral Therapeutics until October 2003.  Dr. Dylan played a major role in developing Collateral Therapeutics’ intellectual property portfolio, in furthering its business development efforts and in advancing the company toward and through its acquisition by Schering.  In addition to his work with Collateral Therapeutics, Dr. Dylan has advised both privately-held and publicly-traded companies that are developing, partnering or commercializing technology-based products.  Before joining Collateral Therapeutics, Dr. Dylan was a partner of the international law firm of Morrison & Foerster LLP.  In his law firm practice, Dr. Dylan focused on the development, acquisition and enforcement of intellectual property rights, as well as related business and transactional issues.  He also has worked with both researchers and business management in the biotech and pharmaceutical industries.  Dr. Dylan received a B.Sc. in Molecular Biology from McGill University, Montreal, Canada; a Ph.D. in Biology from the University of California, San Diego, where he performed research at the Center for Molecular Genetics, and a J.D. from the University of California, Berkeley.

Mr. Christopher Reinhard loaned approximately $62,882 to Cardium to help pay certain operating expenses, which will be repaid to Mr. Reinhard in the form of shares of Aries common stock at a purchase price of $1.50 per share.

Effective as of October 20, 2005, Aries entered into two year employment agreements with Mr. Reinhard and Dr. Dylan. Mr. Reinhard will receive an annual salary of $350,000 and Dr. Dylan will receive an annual salary of $325,000. Mr. Reinhard and Dr. Dylan may also receive certain employee benefits available generally to all employees or specifically to executives, including bonus and/or incentive equity compensation in a manner and at a level determined from time to time by the Board of Directors. Under the terms of each employment agreement, Mr. Reinhard and Dr. Dylan will each be entitled to a severance benefit, including standard employee benefits available to other executive officers, if they are terminated by the Company without cause in an amount equal to the greater of one year’s annual salary or the salary payable on the remaining term of the employment agreement at the time of termination. In addition, upon a change of control (other than the Merger) or termination by the Company without cause, any and all then outstanding options held by Mr. Reinhard or Dr. Dylan shall become fully exercisable and remain so for the remaining term of the option.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective as of October 25, 2005, the Board of Directors of Aries approved a change in Aries’ fiscal year from September 30 to December 31. A report on Form 10-KSB will be filed on or before December 29, 2005 covering the fiscal year ended September 30, 2005 and a report on Form 10-KSB or Form 10-K, as then applicable, will be filed on or before March 31, 2007 covering the fiscal year ending December 31, 2006 and the transition period from October 1, 2005 to December 31, 2005.

Item 9.01.              Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

Audited Financial Statements of Cardium

Report of Independent Registered Public Accounting Firm
Balance Sheets at December 31, 2004 and April 30, 2005
Statements of Operations for the Period From December 22, 2003 (date of inception) to April 30, 2005, the Year Ended December 31, 2004 and the Four Months Ended April 30, 2005
Statement of Stockholders’ Deficiency for the Period From December 22, 2003 (date of inception) to December 31, 2003, the Year Ended December 31, 2004 and the Four Months Ended April 30, 2005
Statements of Cash Flows for the Period From December 22, 2003 (date of inception) to April 30, 2005, the Year Ended December 31, 2004 and the Four Months Ended April 30, 2005
Notes to Financial Statements

Unaudited Financial Statements of Cardium

Condensed Balance Sheet at June 30, 2005 (unaudited)
Condensed Statements of Operations for the Period From December 22, 2003 (date of inception) to June 30, 2005, and for the Six Months Ended June 30, 2005 and 2004 (unaudited)
Condensed Statement of Stockholders’ Equity for the Six Months Ended June 30, 2005 (unaudited)
Condensed Statements of Cash Flows for the Period From December 22, 2003 (date of inception) to June 30, 2005 and the Six Months Ended June 30, 2005 and 2004 (unaudited)
Notes to Condensed Financial Statements (unaudited)

(b) Pro Forma Financial Information.

Introduction to Pro Forma Condensed Financial Statements
Pro Forma Condensed Balance Sheet at June 30, 2005 (unaudited)
Pro Forma Condensed Statement of Operations for the Six Months Ended June 30, 2005 (unaudited)
Pro Forma Condensed Statement of Operations for the Twelve Months Ended December 31, 2004 (unaudited)
Notes to Pro Forma Condensed Financial Statements

(d)   Exhibits.

1.1	Placement Agency Agreement dated July 1, 2005 by and between Cardium Therapeutics, Inc. and National Securities Corporation

2.1	Agreement and Plan of Merger dated as of October 19, 2005 and effective as of October 20, 2005, by and among Aries Ventures Inc., Aries Acquisition Corporation and Cardium Therapeutics, Inc.

2.2	Certificate of Merger of Domestic Corporation as filed with the Delaware Secretary of State on October 20, 2005

4.1	Form of Warrant issued to National Securities Corporation as Placement Agent

4.2	Form of Warrant issued to Lead Investors and Mark Zucker

4.3	Form of Lock-Up Agreement executed by officers, directors and employees of Cardium Therapeutics, Inc.

10.1

Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of August 31, 2005, by and among New York University, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.

10.2	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of August 31, 2005, by and among Yale University, Schering Aktiengesellschaft and Cardium Therapeutics, Inc.

10.3	Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of July 31, 2005, by and among the Regents of the University of California, Collateral Therapeutics, Inc.

and Cardium Therapeutics, Inc.

10.4

Transfer, Consent to Transfer, Amendment and Assignment of License Agreement effective as of July 31, 2005, by and among the Regents of the University of California, Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.

10.5	Technology Transfer Agreement effective as of October 13, 2005, by and among Schering AG, Berlex, Inc., Collateral Therapeutics, Inc. and Cardium Therapeutics, Inc.

10.6	Amendment to Exclusive License Agreement for “Angiogenesis Gene Theraphy” effective as of October 20, 2005, by and between the Regents of the University of California and Cardium Therapeutics, Inc.

10.7	Amendment to License Agreement effective as of October 20, 2005, by and between New York University and Cardium Therapeutics, Inc.

10.8	Second Amendment to Exclusive License Agreement effective as of October 20, 2005, by and between Yale University and Cardium Therapeutics, Inc.

10.9	2005 Equity Incentive Plan as adopted effective as of October 20, 2005

10.10	Employment Agreement dated as of October 20, 2005 by and between Aries Ventures Inc. and Christopher Reinhard

10.11	Employment Agreement dated as of October 20, 2005 by and between Aries Ventures Inc. and Tyler Dylan

CARDIUM THERAPEUTICS, INC.

Index to Financial Statements

Page

Audited Financial Statements of Cardium

Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets at December 31, 2004 and April 30, 2005	F-2
Statements of Operations for the Period From December 22, 2003 (date of inception) to April 30, 2005, the Year Ended December 31, 2004 and the Four Months Ended April 30, 2005	F-3
Statement of Stockholders’ Deficiency for the Period From December 22, 2003 (date of inception) to December 31, 2003, the Year Ended December 31, 2004 and the Four Months Ended April 30, 2005	F-4
Statements of Cash Flows for the Period From December 22, 2003 (date of inception) to April 30, 2005, the Year Ended December 31, 2004 and the Four Months Ended April 30, 2005	F-5
Notes to Financial Statements	F-6-F-10

Unaudited Financial Statements of Cardium

Condensed Balance Sheet at June 30, 2005	F-11
Condensed Statements of Operations for the Period From December 22, 2003 (date of inception) to June 30, 2005, and for the Six Months Ended June 30, 2005 and 2004	F-12
Condensed Statement of Stockholders’ Equity for the Six Months Ended June 30, 2005	F-13
Condensed Statements of Cash Flows for the Period From December 22, 2003 (date of inception) to June 30, 2005 and the Six Months Ended June 30, 2005 and 2004	F-14
Notes to Condensed Financial Statements	F-15-F-18

Unaudited Pro Forma Financial Information

Introduction to Pro Forma Condensed Combined Financial Statements	F-19
Pro Forma Condensed Balance Sheet at June 30, 2005	F-20
Pro Forma Condensed Statement of Operations for the Six Months Ended June 30, 2005	F-21
Pro Forma Condensed Statement of Operations for the Twelve Months Ended December 31, 2004	F-22
Notes to Pro Forma Condensed Financial Statements	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Cardium Therapeutics, Inc. (“Cardium”)

San Diego, CA

We have audited the accompanying balance sheet of Cardium Therapeutics, Inc. (a development stage company) as of April 30, 2005 and December 31, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the four months ended April 30, 2005, the year ended December 31, 2004 and for the period from December 22, 2003 (date of inception) through April 30, 2005.  These financial statements are the responsibility of Cardium’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Cardium is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardium’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardium Therapeutics, Inc. (a development stage company) as of April 30, 2005 and December 31, 2004, and the results of its operations and its cash flows for the four months ended April 30, 2005, the year ended December 31, 2004 and for the period from December 22, 2003 (date of inception) through April 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

June 30, 2005
New York, New York

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

BALANCE SHEETS

ASSETS

	April 30,	December 31,
	2005	2004

CURRENT ASSETS
Cash	$13,039	$13,039
Prepaid expenses	10,000	—

TOTAL ASSETS	$23,039	$13,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$5,988	$—
Loan from officer	8,644	—

TOTAL LIABILITIES	14,632	—

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value; 5,500,000 shares authorized; 5,500,000 shares issued and outstanding at April 30, 2005; 1,700,000 shares issued and outstanding at December 31, 2004	5,500	1,700
Additional paid-in capital	49,500	15,300
Deficit accumulated during development stage	(46,593)	(3,961)

TOTAL STOCKHOLDERS’ EQUITY	8,407	13,039

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,039	$13,039

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Four Months Ended April 30,	For the Year Ended December 31,	For the Period From December 22, 2003 (Date of Inception) to April 30,
	2005	2004	2005

OPERATING EXPENSES
General and administrative	$(42,632)	$(3,961)	$(46,593)

TOTAL OPERATING EXPENSES	(42,632)	(3,961)	(46,593)

NET LOSS	$(42,632)	$(3,961)	$(46,593)

LOSS PER SHARE
Net loss per share - basic and diluted	$(0.02)	$(0.00)

Weighted average shares outstanding:
Basic and diluted	2,650,000	1,700,000

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

	Common Stock		Additional Paid-In	Stock Subscription	Deficit Accumulated During the Development	Total Stockholders’
	Shares	Amount	Capital	Receivable	Stage	Equity

BALANCE - December 22, 2003 (Date of Inception)	—	$—	$—	$—	$—	$—

Sale of common stock (December 31, 2003; $0.001 per share)	1,700,000	1,700	15,300	(17,000)	—	—

BALANCE - December 31, 2003	1,700,000	1,700	15,300	(17,000)	—	—

Proceeds from subscription receivable	—	—	—	17,000	—	17,000

Net loss	—	—	—	—	(3,961)	(3,961)

BALANCE - December 31, 2004	1,700,000	1,700	15,300	—	(3,961)	13,039

Issuance of common stock for services and reimbursement of expenses (April 1, 2005; $0.001 per share)	3,800,000	3,800	34,200	—	—	38,000

Net loss	—	—	—	—	(42,632)	(42,632)

BALANCE - April 30, 2005	5,500,000	$5,500	$49,500	$—	$(46,593)	$8,407

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

			For the
	For the		Period From
	Four Months	For the	December 22, 2003
	Ended	Year Ended	(Date of Inception)
	April 30,	December 31,	to April 30,
	2005	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(42,632)	$(3,961)	$(46,593)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services and reimbursement of expenses	38,000	—	38,000
Changes in operating assets and liabilities:
Prepaid expenses	(10,000)	—	(10,000)
Accounts payable	5,988	—	5,988

NET CASH USED IN OPERATING ACTIVITIES	(8,644)	(3,961)	(12,605)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from officer loan	8,644	—	8,644
Proceeds from common stock subscription	—	17,000	17,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,644	17,000	25,644

NET INCREASE IN CASH	—	13,039	13,039

CASH – Beginning	13,039	—	—

CASH – Ending	$13,039	$13,039	$13,039

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Non-Cash Activity:
Subscription receivable for common shares	$—	$—	$17,000

The accompanying notes are an integral part of these financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Organization and Summary of Significant Accounting Policies

Organization and Business

Cardium Therapeutics, Inc. (“Cardium”) was organized in Delaware in December 2003. Cardium is an interventional cardiology company focused on the late-stage clinical development and commercialization of DNA-based, myocardial-derived, growth factor therapeutics as treatments for coronary artery disease and heart attack.  Cardium was formed to acquire a portfolio of licensed technologies of cardiovascular growth factor therapeutic assets from Schering AG (Germany), including a late-stage product designed to treat certain forms of heart disease.

Cardium is a development stage company in the initial stage of its operations, and since inception, Cardium and its founders, Christopher J. Reinhard and Dr. Tyler M. Dylan, have been engaged in organizational activities, including recruiting personnel, negotiating product acquisitions, negotiating licensing agreements, and obtaining financing. Since inception through April 30, 2005, Cardium has incurred net losses of $46,593.

Cardium has yet to generate positive cash flows from operations, and until commercially viable products are developed and regulatory approvals obtained, Cardium is totally dependent upon debt and equity funding to finance Cardium’s operations.

Since inception, Cardium has not required any substantial investment since Cardium does not currently have any ongoing operations.  Cash requirements in the immediate future are to be provided for by loans from executive officers.

Cardium’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed private offering of $25 million to $50 million (“Proposed Offering”). Concurrently with the close of the Proposed Offering Cardium is seeking to complete a reverse merger transaction (Note 2). Cardium is seeking to merge with a publicly-traded company. Following the completion of the merger, it is expected that the publicly-traded company will change its corporate name to Cardium Therapeutics, Inc., and Cardium’s current management team will assume their same positions with the publicly-traded company. Cardium expects to complete a transaction (the “Schering Transaction”) involving Schering AG (Germany) and/or its affiliates and related licensors including the University of California, New York University and possibly Yale University. The transaction will cover the transfer or license of certain assets and technology relating to the methods of gene therapy for the treatment of cardiovascular disease, therapeutic genes that involve cardiovascular growth factors, and other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx™ and corresponding Food and Drug Administration (“FDA”) matters.

The close of the Proposed Offering is conditioned upon the consummation of the merger and the consummation of the Schering Transaction and the receipt of at least $25 million in proceeds from the Proposed Offering.  There can be no assurance that any of these proposed transactions will be consummated.  Currently the agreements discussed in Notes 2 and 3 have not been executed, except for the Placement Agent’s signed engagement letter.  In the event that Cardium is unable to obtain debt or equity financing, Cardium may have to explore other business alternatives.  There is no assurance that, if and when FDA clearance is obtained, Cardium’s products will achieve market acceptance, or that Cardium will ever achieve a profitable level of operations.

Basis of Presentation

Cardium’s principal activities are expected to focus on the commercialization of its licensed technologies.  The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7, “Development Stage Enterprises.”

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in Cardium’s financial statements and the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cardium considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

Research and Development

In accordance with SFAS No. 2, “Research and Development Expenses,” research and development costs are expensed as incurred.  Research and development expenses are expected to consist of purchased technology, purchased research and development rights and outside services for research and development activities associated with product development.  In accordance with SFAS No. 2, the cost to purchase such technology and research and development rights are required to be charged to expense if there is currently no alternative future use for this technology and, therefore, no separate economic value.

Income Taxes

Cardium accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”.  SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived primarily from tax loss carryforwards.  Cardium has established a valuation allowance related to the benefits of net operating losses for which utilization in future periods is uncertain.  Cardium believes it is more likely than not that it will not realize the benefits of these deductible differences in the near future and, therefore, a valuation allowance of approximately $20,000 has been recorded.

Cardium has Federal net operating losses available to offset future taxable income, which, if not utilized, will expire in 2024.  No provision for income taxes has been recorded in the financial statements as a result of such operating losses.

Earnings Per Share

Cardium displays earnings per share in accordance with SFAS No. 128, “Earnings Per Share.”  SFAS No. 128 requires dual presentation of basic and diluted earnings per share.  Basic earnings per share includes no dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  For all periods presented, diluted net loss per share (“EPS”) was the same as basic net loss per share since there were no common stock equivalents.

Stock-Based Compensation

As permitted by the SFAS No. 123, “Accounting for Stock-Based Compensation”, which establishes a fair value based method of accounting for equity-based compensation plans, Cardium has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes.  Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

Cardium accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force (“EITF”) in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” – an Amendment of SFAS No. 123.  This standard amends the disclosure requirements of SFAS No. 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results.  Cardium follows the disclosure-only provisions of SFAS No. 123 that require disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS No. 123 had been adopted, as well as certain other information.  No stock-based employee compensation cost is reflected in net loss, as no stock options or other compensation instruments were granted as of April 30, 2005.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123R “Share Based Payments.”  This statement is a revision of SFAS No. 123 and supersedes APB 25 and its related implementation guidance.  SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights.  Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest.  This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005.  Cardium does not believe the adoption of this pronouncement will have a material effect on its financial statements.

NOTE 2 - Proposed Private Placement Offering

On May 3, 2005, Cardium approved a Placement Agent’s engagement letter and agreed to engage National Securities Corporation to act as Cardium’s exclusive placement agent in connection with the Proposed Offering.

The Proposed Offering will provide for the sale of up to 33,333,333 shares of common stock of the publicly-traded company (“Common Stock”) ($50,000,000) at the proposed offering price of $1.50 per share. Investors who invest at least $1,000,000 in shares of Common Stock also will receive a three-year warrant to buy 10% of the number of shares of Common Stock purchased, or 20% of the number of shares of Common Stock purchased for investors who invest at least $2,000,000 in the Proposed Offering, at an exercise price of $1.75 per share. Concurrently with the initial close of the Proposed Offering, Cardium will seek to merge with a publicly-traded company. The publicly-traded company, with the proceeds of the Proposed Offering, will continue the business of Cardium either directly or through its wholly-owned subsidiary. The proceeds of the Proposed Offering will not be delivered to the publicly-traded company unless the minimum offering amount of $25,000,000 has been sold and both the merger and the Schering Transaction can be and are completed concurrently with the initial close of the Proposed Offering.  Cardium has agreed to pay its placement agent in the Proposed Offering, commissions and fees of 10% of the gross proceeds of the Proposed Offering.  Cardium will also issue to the placement agent a five-year warrant to purchase a number of shares of Common Stock equal to 10% of the number of shares Common Stock sold in the Proposed Offering at an exercise price of $1.50 per share.  In the event the Proposed Offering generates gross proceeds greater than $45,000,000, then the placement agent will receive a warrant to purchase a number of shares of Common Stock equal to 15% of the number of shares of Common Stock sold in the Proposed Offering at an exercise price of $1.50 per share. The warrants shall contain customary terms, including, without limitation, anti-dilution protection, change of control and certain registration rights.

NOTE 3 - Proposed Purchase of Technology from Schering AG

Cardium is in discussions with Schering AG (“Schering”) to enter into agreements covering the transfer or license of certain assets and technology relating to (i) methods of gene therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature);  (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters.  Under this agreement, Cardium will pay Schering a $4 million fee, and a $10 million milestone payment upon the first commercial sale of each product.  Cardium also may be obligated to pay the following royalties to Schering:  (i) 5% on net sales of an FGF-4 based product such as Generx, or (ii) 4% on net sales of other products developed based on technology transferred to Cardium by Schering.  Cardium would also be obligated to reimburse Schering for patent expenses accrued on or after April 1, 2005 in connection with the transferred technologies.  Christopher J. Reinhard, one of the founders of Cardium, has entered into an agreement with Schering to personally guarantee reimbursement of such expenses if the Cardium Proposed Offering is not consummated.

NOTE 4 - 2005 Equity Incentive Plan

Prior to the close of the Proposed Offering, management has indicated that Cardium will adopt a 2005 Equity Incentive Plan for the issuance of stock options and other incentive equity compensation.

NOTE 5 - Stockholders’ Equity

Common Stock

Cardium was incorporated in Delaware on December 22, 2003.  As of April 30, 2005, there were 5,500,000 shares of Common Stock, par value $0.001 per share, authorized.  On December 31, 2003, Cardium sold 1,700,000 shares of Common Stock to its founders and executives for $17,000. On April 1, 2005, Cardium issued an additional 3,800,000 shares of common stock to executive officers, of which 3,650,000 shares were issued to founders of Cardium.  The common stock was issued in exchange for services and reimbursement of expenses valued at $38,000.

NOTE 6 - Related Party Transactions

Executive Founders

The executive founders currently do not have formal employment agreements with Cardium.  Before the close of the Proposed Offering, Cardium anticipates entering into long-term arrangements with these executives.

NOTE 7 - Other Events

On March 31, 2005, Cardium authorized the issuance of 2,000,000 shares of common stock.  These shares have not been issued.

On May 19, 2005, in an Action By Written Consent in Lieu of Meeting of the Stockholders of Cardium Therapeutics, Inc., the stockholders of Cardium approved an increase in Cardium’s authorized shares of common stock from 5,500,000 shares to 100,000,000 and a change in the par value of Cardium’s shares of common stock from $0.001 to $0.0001.

On May 20, 2005, Cardium issued an additional 350,000 shares of common stock to two Officers of Cardium in exchange for services and reimbursement of expenses.

On May 31, 2005, Christopher Reinhard, President and Chief Executive Officer, advanced Cardium $50,000 in the form of a loan not repayable in cash prior to May 2006, except at the election of Cardium.  The loan may be repaid in shares of common stock at any time.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED BALANCE SHEET

(Unaudited)

JUNE 30, 2005

ASSETS

CURRENT ASSETS
Cash	$29,601
Prepaid expenses	73,857

TOTAL ASSETS	$103,458

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable	$104,596
Accrued liabilities	200,000
Loan from officer	62,882

TOTAL LIABILITIES	367,478

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,850,000 shares issued and outstanding	585
Additional paid-in capital	57,915
Deficit accumulated during development stage	(322,520)

TOTAL STOCKHOLDERS’ DEFICIENCY	(264,020)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$103,458

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,		Period from December 22, 2003 (Inception) to June 30,
	2005	2004	2005

OPERATING EXPENSES
General and administrative	$(318,559)	$(2,573)	$(322,520)

TOTAL OPERATING EXPENSES	(318,559)	(2,573)	(322,520)

NET LOSS	$(318,559)	$(2,573)	$(322,520)

LOSS PER SHARE
Net loss per share - basic and diluted	$(0.09)	$(0.00)

Weighted average shares outstanding:
Basic and Diluted	3,679,722	1,700,000

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

(Unaudited)

	Common Stock		Additional Paid-In	Deficit Accumulated During Development	Total Stockholders’
	Shares	Amount	Capital	Stage	Deficiency

BALANCE - January 1, 2005	1,700,000	$170	$16,830	$(3,961)	$13,039

Issuance of common stock for services and reimburs expenses (April 1, 2005, $0.001 per share)	3,800,000	380	37,620	—	38,000

Issuance of common stock for services and reimbursement of expenses (May 20, 2005, $0.0001 per share)	350,000	35	3,465	—	3,500

Net loss	—	—	—	(318,559)	(318,559)

BALANCE - June 30, 2005	5,850,000	$585	$57,915	$(322,520)	$(264,020)

Note: The par value of common stock and the additional paid-in capital have been adjusted to reflect the change in par value from $0.001 to $0.0001 on May 20, 2005.

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,		Period from December 22, 2003 (Inception) to June 30,
	2005	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(318,559)	$(2,573)	$(322,520)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services and reimbursement of expenses	41,500	—	41,500
Changes in operating assets and liabilities:
Prepaid expenses	(73,857)	—	(73,857)
Accounts payable	104,596	—	104,596
Accrued liabilities	200,000	—	200,000

NET CASH USED IN OPERATING ACTIVITIES	(46,320)	(2,573)	(50,281)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from officer loan	62,882	—	62,882
Proceeds from common stock subscription	—	—	17,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	62,882	—	79,882

NET INCREASE (DECREASE) IN CASH	16,562	(2,573)	29,601

CASH – Beginning	13,039	17,000	—

CASH – Ending	$29,601	$14,427	$29,601

NON-CASH ACTIVITY:

Subscription receivable for common shares	$—	$—	$17,000

See notes to condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - Organization and Summary of Significant Accounting Policies

Organization and Business

Cardium Therapeutics, Inc. (“Cardium”) was organized in Delaware in December 2003. Cardium is an interventional cardiology company focused on the late-stage clinical development and commercialization of DNA-based, myocardial-derived, growth factor therapeutics as treatments for coronary artery disease and heart attack.  Cardium was formed to acquire a portfolio of licensed technologies of cardiovascular growth factor therapeutic assets from Schering AG (Germany), including a late-stage product designed to treat certain forms of heart disease.

Cardium is a development stage company in the initial stage of its operations, and since inception, Cardium and its founders, Christopher J. Reinhard and Dr. Tyler M. Dylan, have been engaged in organizational activities, including recruiting personnel, negotiating product acquisitions, negotiating licensing agreements, and obtaining financing. Cardium has yet to generate positive cash flows from operations, and until commercially viable products are developed and regulatory approvals obtained, Cardium is totally dependent upon debt and equity funding to finance Cardium’s operations. Since inception, Cardium has not required any substantial investment since Cardium does not currently have any ongoing operations.  Cash requirements in the past were funded by loans from executive officers.

Cardium has recently completed a private offering and raised funds of over $28 million. In connection with the transaction Cardium completed a reverse merger, whereby Cardium merged with a publicly traded company (see Note 6 Subsequent Events).

Basis of Presentation

Cardium’s principal activities are expected to focus on the commercialization of its licensed technologies.  The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7, “Development Stage Enterprises.”

The accompanying interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The results of operations for the six-month period ended June 30, 2005 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2005.  For further information, refer to the Company’s annual December 31, 2004 financial statements and footnotes included elsewhere in this Form 8-K.

Research and Development

In accordance with SFAS No. 2, “Research and Development Expenses,” research and development costs are expensed as incurred.  Research and development expenses are expected to consist of purchased technology, purchased research and development rights and outside services for research and development activities associated with product development.  In accordance with SFAS No. 2, the cost to purchase such technology and research and development rights are required to be charged to expense if there is currently no alternative future use for this technology and, therefore, no separate economic value.

Earnings Per Share

Cardium displays earnings per share in accordance with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted earnings per share.  Basic earnings per share includes no dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  For all periods presented, diluted net loss per share (“EPS”) was the same as basic net loss per share since there were no common stock equivalents.

See notes to pro forma condensed financial statements.

Stock-Based Compensation

As permitted by the SFAS No. 123, “Accounting for Stock-Based Compensation”, which establishes a fair value based method of accounting for equity-based compensation plans, Cardium has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes.  Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

Cardium accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force (“EITF”) in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services” which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” – an Amendment of SFAS No. 123.  This standard amends the disclosure requirements of SFAS No. 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results.  Cardium follows the disclosure-only provisions of SFAS No. 123 that require disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS No. 123 had been adopted, as well as certain other information.  No stock-based employee compensation cost is reflected in net loss, as no stock options or other compensation instruments were granted as of June 30, 2005.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123R “Share Based Payments.”  This statement is a revision of SFAS No. 123 and supersedes APB 25 and its related implementation guidance.  SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights.  Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest.  This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005.  Cardium does not believe the adoption of this pronouncement will have a material effect on its financial statements.

NOTE 2 - Purchase of Technology from Schering AG

In connection with the completed transaction as discussed in Note 6, Cardium purchased assets from Schering AG (“Schering”) covering the transfer or license of certain assets and technology relating to (i) methods of gene therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature);  (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters.

NOTE 3 - 2005 Equity Incentive Plan

In connection with the reverse merger on October 20, 2005 (Note 6), the Company has established an Equity Incentive Plan whereby 5,665,856 shares of common have been reserved for issuance under the plan.  Presently no options or shares have been awarded under the plan.

NOTE 4 - Stockholders’ Equity

Common Stock

Cardium was incorporated in Delaware on December 22, 2003.    On December 31, 2003, Cardium sold 1,700,000 shares of Common Stock to its founders and executives for $17,000. On April 1, 2005, Cardium issued an additional 3,800,000 shares of common stock to executive officers, of which 3,650,000 shares were issued to founders of Cardium.  On May 20, 2005 Cardium issued 350,000 to founders in exchange for services and reimbursement of expenses valued at $38,000.

On May 19, 2005, in Action By Written Consent in Lieu of Meeting of the Stockholders of Cardium Therapeutics, Inc., the stockholders of Cardium approved an increase in Cardium’s authorized shares of common stock from 5,500,000 shares to 100,000,000 and a change in the par value of Cardium’s shares of common stock from $0.001 to $0.0001.

As of June 30, 2005, there were 5,850,000 shares of Common Stock, par value $0.0001 per share, outstanding.

On July 1, 2005 the Company sold 2,000,000 shares of common stock for $20,000 to one of its founders.

As of the date of the merger, there were 4,913,044 warrants outstanding with average exercise prices ranging from $1.50 to $6.00 of which 2,856,818 were new issuances. Warrants totaling 2,056,226 (exercise price $6.00) were previously issued by Aries in years past and expire on November 11, 2005.

NOTE 5 - Related Party Transactions

Executive Founders

In connection with the transaction described in Note 6, the two executive founders of Cardium entered into formal two-year employment agreements with the Company on October 20, 2005. The agreements provide for their combined base annual compensation of $675,000. In the event a founder is terminated without cause, the founder shall be entitled to severance pay in an amount equal to the greater of the remaining term of the contract, or one year.

NOTE 6 - Subsequent Events

On October 20, 2005, the Company merged into Aries Ventures Inc., a publicly traded company. The merger is being accounted for as a reverse merger. Cardium’s current management team assumed their same positions with the publicly-traded company. At the time of the merger, the Company had 7,850,000 shares of common stock outstanding and Aries Ventures had 2,032,226 shares of common stock outstanding. Concurrently with the merger, the Company concluded the sale of 19,325,554 shares of common stock at the offering price of $1.50 per share and received net proceeds of $25,552,390. Investors who invested at least $1,000,000 in shares of common stock also received a three-year warrant to buy 10% of the number of shares of common stock purchased at an exercise price of $1.75 (three year term) per share, which resulted in 424,263 of these warrants being issued.

In connection with the Private Placement, the Company incurred cash transaction  placement agent fees totaling $3,049,000, and legal, accounting and other fees and expenses totaling approximately $387,000. In addition, the Company issued 2,032,555 (exercise price $1.50, 5 year term) warrants to the placement agent in connection with the financing.

The Company repaid advances of $62,882 made by an officer to fund early start-up costs with the issuance of 41,922 shares of common stock.

In connection with the merger, in exchange for receipt of an executed lock up agreement. Aries Ventures' largest shareholder, received warrants to purchase 400,000 (exercise price $1.75, 3 year term) shares of common stock.

Simultaneous with the reverse merger, Cardium completed a transaction with Schering AG (“Schering”) and/or its affiliates and related licensors including the University of California, New York University and Yale University covering the transfer or license of certain assets and technology relating to (i) methods of gene therapy for the treatment of cardiovascular disease (including methods for the delivery of genes to the heart or vasculature and the use of angiogenic and/or non-angiogenic genes for the potential treatment of diseases of the heart or vasculature); (ii) therapeutic genes that include fibroblast growth factors (including FGF-4); insulin-like growth factors (including IGF-I); and potentially other related biologics (including mutant eNOS); and (3) other technology and know-how, including manufacturing and formulation technology, as well as data relating to the clinical development of Generx and corresponding FDA regulatory matters.  Under this agreement, Cardium has paid Schering a $4 million fee, and will pay a $10 million milestone payment upon the first commercial sale of each product.  Cardium also will be obligated to pay the following royalties to Schering:  (i) 5% on net sales of an FGF-4 based product such as Generx, or (ii) 4% on net sales of other products developed based on technology transferred to Cardium by Schering.  Cardium is also obligated to reimburse Schering for patent expenses accrued on or after April 1, 2005 in connection with the transferred technologies. These expenses are estimated to be approximately $200,000 at June 30, 2005 and have been accrued by the Company.

The following unaudited pro forma condensed financial statements give effect to the acquisition transaction of Cardium Therapeutics, Inc. On October 20, 2005 Aries Ventures Inc., a public shell corporation (“Aries”), acquired substantially all of the assets and liabilities of Cardium Therapeutics, Inc. (“Cardium”). As a result of the transaction, the former owners of Cardium Therapeutics, Inc. became the controlling stockholders of Aries. Accordingly, the acquisition of Cardium by Aries, is a reverse acquisition that has been accounted for as a recapitalization of Cardium. The transaction is more fully described in Note 6 to the June 30, 2005 condensed financial statements.

The following unaudited pro forma condensed balance sheet combines the balance sheet of Aries with Cardium as of June 30, 2005, as if the recapitalization of Cardium occurred on that date. The following unaudited pro forma condensed statements of operations combine the results of operations of Aries with Cardium for the six months ended June 30, 2005 and for the year ended December 31, 2004, as if the aforementioned transaction had occurred at the beginning of the respective periods.

The unaudited pro forma condensed financial statements should be read in conjunction with the separate historical financial statements of Cardium, appearing elsewhere herein, and the historical financial statements of Aries, as filed and included in Form 10-QSB for the quarterly periods ended December 31, 2004, March 30, 2005, June 30, 2005 and Form 10-KSB for the annual period ended September 30, 2004. These pro forma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on June 30, 2005, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

PRO FORMA CONDENSED BALANCE SHEET

(Unaudited)

JUNE 30, 2005

			Pro forma Adjustments			Pro Forma
	Cardium	Aries	Cardium		Aries	Total
	(a)	(b)			(f)

ASSETS
CURRENT ASSETS
Cash	$29,601	$2,565,392	$23,072,390	(c)	$(2,565,392)	$23,101,991
Prepaid expenses and other assets	73,857	31,265	(59,357	)(e)	(31,265)	14,500

TOTAL ASSETS	$103,458	$2,596,657	$23,013,033		$(2,596,657)	$23,116,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$104,596	$54,722	$(59,357	)(e)	$(54,722)	$45,239
Accrued liabilities	200,000	18,646	—		(18,646)	200,000
Loan from officer	62,882	—	(62,882	)(d)	—	—

TOTAL LIABILITIES	367,478	73,368	(122,239)		(73,368)	245,239

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized; 29,249,702 shares issued and outstanding	585	33,120	2,339	(d)	(33,120)	2,924
Common stock purchase warrant	—	(1,343,743)	—		1,343,743	—
Additional paid-in capital	57,915	1,800,859	27,132,933		(1,800,859)	27,190,848
Retained earnings	(322,520)	2,033,053	(4,000,000)		(2,033,053)	(4,322,520)

TOTAL STOCKHOLDERS’ EQUITY	(264,020)	2,523,289	23,135,272		(2,523,289)	22,871,252

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$103,458	$2,596,657	$23,013,033		$(2,596,657)	$23,116,491

See notes to pro forma condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

PRO FORMA CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2005

			June 30, 2005		Pro Forma
	Cardium	Aries	Cardium	Aries	Total
	(a)	(b)		(c)

OPERATING EXPENSES
General and administrative	$318,559	$69,052		$(69,052)	$318,559

Legal	—	(404)		404	—

Interest, net	—	(10,190)		10,190	—

TOTAL EXPENSES	318,559	58,458		(58,458)	318,559

NET LOSS	$(318,559)	$(58,458)		$58,458	$(318,559)

LOSS PER SHARE
Net loss per share - basic and diluted	$(0.09)				$(0.01)

Weighted average shares outstanding:
Basic and diluted	3,679,722				27,079,423

See notes to pro forma condensed financial statements.

CARDIUM THERAPEUTICS, INC.

(A Development Stage Company)

PRO FORMA CONDENSED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

			December 31, 2004			Pro Forma
	Cardium	Aries	Cardium		Aries	Total
	(a)	(b)			(c)

OPERATING EXPENSES

Purchased technology	$—	$—	$4,000,000	(c)	$—	$4,000,000

General and administrative	3,961	308,248	—		(308,248)	3,961

Legal	—	5,000	—		(5,000)	—

Depreciation	—	1,100	—		(1,100)	—

Interest	—	(5,668)	—		5,668	—

TOTAL OPERATING EXPENSES	3,961	308,680	4,000,000		(308,680)	4,003,961

NET LOSS	$(3,961)	$(308,680)	$4,000,000		$308,680	$(4,003,961)

LOSS PER SHARE
Net loss per share - basic and diluted	$(0.00)					$(0.16)

Weighted average shares outstanding:
Basic and Diluted	1,700,000					25,099,701

See notes to pro forma condensed financial statements.

CARDIUM THERAPEUTICS, INC.

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

NOTE 1 - Acquisition

Cardium Therapeutics, Inc. (“Cardium”), through a newly formed acquisition corporation, entered into a merger agreement with Aries Ventures Inc., a public shell corporation (“Aries”), whereby 7,850,000 shares of Aries were exchanged for substantially all of the assets and liabilities of Cardium. Accordingly, the acquisition of Cardium by Aries is a reverse acquisition that has been accounted for as a recapitalization of Cardium.

NOTE 2 - Pro Forma Adjustments

The pro forma adjustments to the condensed balance sheet give effect to the recapitalization of Cardium as if the transactions had occurred on June 30, 2005.

Balance Sheet - June 30, 2005

a.               Derived from the unaudited balance sheet of Cardium as of June 30, 2005.

b.              Derived from the unaudited balance sheet of Aries as of June 30, 2005.

c.	Proceeds received on sale of common stock		29,008,329
	Less:	Placement Agent Fees	(3,048,833)
		Merger Expenses	(387,106)
		Purchase of Technology	(4,000,000)
	Plus:	Cash acquired from Aries	1,500,000
			23,072,390

d.              The 29,249,702 shares outstanding of common stock consists of 7,850,000 (5,850,000 as of June 30) shares issued to the former owners of Cardium as part of the recapitalization of Cardium, 41,922 shares issued to an officer of Cardium in lieu of repayment of loans ($62,882), 2,032,226 shares for the former owners of  Aries Ventures  and the recording of the shares sold of 19,325,554 for cash of approximately $29 million (26 million net of fees).

e.               Payment of merger costs.

f                    Assets and liabilities not acquired other than 1.5 million which was retained by Aries.

Statement of Operations - Six Months Ended June 30, 2005

a.               Derived from the unaudited statement of operations of Cardium for the six months ended June 30, 2005.

b.              Derived from the unaudited statement of income of Aries for the three months ended June 30, 2005, and the three months ended March 31, 2005.

c.               Adjusted for the elimination of income and expense of Aries.

Statement of Operations - Year Ended December 31, 2004

a.               Derived from the audited statement of operations of Cardium for the year ended December 31, 2004.

b.              Derived from the audited statement of operations of Aries for the year ended September 30, 2004 plus the three months ended December 31, 2004 (unaudited) less the three months ended December 31, 2003 (unaudited).

c.               Adjusted for the elimination of income and expense of Aries and to reflect the purchase of technology of $4,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIES VENTURES INC.

Date: October 26, 2005	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer